                                                                    EXHIBIT 4.19

MANAGEMENT AGREEMENT

BETWEEN

UBS MANGAKAHIA FOREST VENTURE LTD

AND

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

                                                         [SIMPSON GRIERSON LOGO]
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                                TABLE OF CONTENTS

1.    INTERPRETATION.......................................................    1
2.    APPOINTMENT OF MANAGER...............................................    7
3.    MANAGEMENT PLANS AND REPORTS.........................................    8
4.    MANAGEMENT OF THE PLANTATION ASSETS..................................   12
5.    COSTS AND FEES.......................................................   17
6.    TERM OF AGREEMENT AND SUSPENSION.....................................   20
7.    INSURANCE............................................................   24
8.    INDEMNITY............................................................   25
9.    REPRESENTATIONS AND WARRANTIES.......................................   27
10.   CONFLICTS OF INTEREST................................................   28
11.   HEALTH AND SAFETY IN EMPLOYMENT ACT..................................   29
12.   HISTORIC AND SACRED PLACES...........................................   30
13.   HISTORIC PLACES AND ARTEFACTS........................................   31
14.   FORCE MAJEURE........................................................   31
15.   ASSIGNMENT...........................................................   32
16.   RESOLUTION OF DISPUTES...............................................   33
17.   CONFIDENTIALITY......................................................   34
18.   SEVERABILITY.........................................................   35
19.   LIMITED RECOURSE.....................................................   35
20.   APPLICABLE LAW.......................................................   35
21.   NOTICES..............................................................   36
22.   COPIES OF NOTICES....................................................   38
23.   THIRD PARTY NOTICES..................................................   38
24.   ENTIRE AGREEMENT.....................................................   38
25.   MODIFICATION.........................................................   38
26.   WAIVER...............................................................   38
27.   COUNTERPARTS.........................................................   38
28.   FURTHER ASSURANCES...................................................   38
29.   COSTS................................................................   39
30.   NO PARTNERSHIP.......................................................   39

FIRST SCHEDULE -  Plantation Assets........................................   43
APPENDIX I - Forestry Right................................................   44
APPENDIX II - Undertaking from Fletcher Challenge Industries Limited.......   45

THIS AGREEMENT is dated the            day of             2003

BETWEEN UBS MANGAKAHIA FOREST VENTURE LTD an incorporated company having its registered office at Auckland ("UBS Mangakahia")

AND FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED an incorporated company having its registered office at Auckland (the "Manager")

BACKGROUND

A. The Manager is a New Zealand registered company holding a leadership position in New Zealand's forest industries.

B. UBS Mangakahia will acquire the Trees and the Forestry Right. UBS Mangakahia is exclusively advised and managed by UBS Timber Investors (a division of UBS Global Asset Management (New York), Inc, a portion of the asset management division of UBS AG).

C. The Manager and Teal 4 Limited have entered into a Sale and Purchase Agreement under which the Manager will sell the Trees to UBS Mangakahia (as Teal 4 Limited's nominee under the Sale and Purchase Agreement) and create the Forestry Right in favour of UBS Mangakahia over the Land to be registered pursuant to the Forestry Rights Registration Act 1983.

D. UBS Mangakahia will be granted certain rights to the Plantation Assets by virtue of the Forestry Right.

E. On settlement of the Sale and Purchase Agreement the Manager and UBS Mangakahia, as nominee, are required to execute and deliver a Wood Supply Agreement and Infrastructure Agreement, which will set out further arrangements between the parties in relation to the supply of certain Trees to the Manager and supply of certain infrastructure services.

F. UBS Mangakahia wishes to retain the Manager to manage the Plantation Assets and the Manager wishes to manage the Plantation Assets pursuant to the terms and conditions set out in this agreement.

THE PARTIES AGREE:

1.       INTERPRETATION

         In this agreement unless the context indicates otherwise:

Management Agreement                                                    Page 2

         1.1      DEFINITIONS:

                  "ACT" means the Companies Act 1993;

                  "AFFILIATE" of a person shall mean a person controlled by, controlling or under common control with, such person and for the purposes of this definition Forestry Corporation of New Zealand Limited (In Receivership) is not an Affiliate of any party;

                  "BILL RATE" means the average of the bid rates for 90- day bank accepted bills of exchange, expressed as a percentage per annum as quoted on Reuters page BKBM (subject to manifest error) as fixed at 10.45 am on each Business Day following the due date;

                  "BUSINESS DAY" means a day on which registered banks are open for business in Auckland excluding Saturdays, Sundays and public holidays;

                  "CAP" means the cap as defined in clause 8.2;

                  "COMMENCEMENT DATE" means the date of "Settlement" as that term is defined in the Sale and Purchase Agreement being the date of this agreement;

                  "CONFIDENTIAL INFORMATION" means any information:

                  (a)      relating to the terms of this agreement;

                  (b) relating directly or indirectly to research or development by, accounting for or marketing of the business of either party or its suppliers or customers excluding Working Block(s), PHI, price information and other information related to sales of stumpage and logs from the Stands; or

                  (c) disclosed by either party to the other party on the express basis that such information is confidential;

                  provided that, where information relates exclusively to one party, nothing in this agreement will require that party to maintain confidentiality in respect of that information;

                  "DEFAULT INTEREST RATE" means interest calculated at the Bill Rate plus 4% per annum;

                  "ENVIRONMENTAL GUIDELINES" means codes of practice and guidelines issued from time to time by any competent authority (including for the avoidance of doubt any relevant District or Regional Plans or resource consents) or UBS Mangakahia, which address in whole or in part the protection of the environment and are relevant to the management of Plantation Assets pursuant to this agreement;

                  "ENVIRONMENTAL LAW" means all applicable law relating to any aspect of:

                  (a)      the environment;

Management Agreement                                                    Page 3

                  (b)      the Plantation Assets;

                  (c) substances which may have an adverse effect on the environment; and

                  (d) the carrying on or permitting of activities which may have an adverse effect on the environment;

                  whether pursuant to the Resource Management Act 1991, any other statutes, under the common law or otherwise;

                  "ENVIRONMENTAL REQUIREMENTS" means Environmental Law and Environmental Guidelines;

                  "FIRE PREVENTION COSTS" means any external costs directly incurred by the Manager in implementing fire prevention measures or fire suppression measures;

                  "FOREST HEALTH COSTS" means any external costs directly incurred by Manager in spraying or otherwise treating the Stand or the immediate environment of the Stand to protect the health of the Trees;

                  "FORESTRY CONSULTANT" means a reputable forestry expert with relevant experience;

                  "FORESTRY RIGHT" means the forestry right to be entered into between UBS Mangakahia and the Manager concurrently with this agreement in accordance with the provisions of the Forestry Rights Registration Act 1983 and in relation to certain identified Stands and a copy of which is attached at Appendix 1;

                  "GST" means goods and services tax levied in accordance with the GST Act and includes any tax levied in substitution for such tax and excludes any penalties and interest;

                  "GST ACT" means the Goods and Services Tax Act 1985;

                  "HARVEST AREA" means those of the Working Blocks that the Manager chooses to purchase in accordance with the Wood Supply Agreement;

                  "HARVEST PLAN" means the harvest plan for each Year provided by UBS Mangakahia to the Manager pursuant to the Wood Supply Agreement;

                  "HISTORIC PLACE" has the meaning given to that term in the Historic Places Act 1993;

                  "IMPROVEMENTS" means all roads, tracks, fencing, gates, accessways, landings, skid sites, bridges, stream crossings, culverts, drainage works and water storage on the Land;

                  "INFRASTRUCTURE AGREEMENT" means the infrastructure agreement entered into between UBS Mangakahia and the Manager concurrently with this agreement in relation to the provision of certain services by the Manager;

Management Agreement                                                   Page 4

                  "INSOLVENCY EVENT" means with respect to a company when:

                  (a) an application is made to a court for an order and an order is duly made appointing a liquidator, provisional liquidator, interim liquidator, receiver, manager, receiver and manager, administrator, administrative receiver, trustee in administration, statutory manager or similar officer in respect of the company or one of them is appointed;

                  (b) the members of the company pass a special resolution or the board of the company resolves to appoint a liquidator or formal notice of a proposed resolution to do so is given or any other steps are taken evidencing an intention to do so;

                  (c) the company stops or threatens to stop payment of creditors generally or is deemed to be unable to pay its debts as they fall due, has a compromise proposed in respect of it, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, makes a general assignment for the benefit of or a composition with its creditors or proposes a reorganisation, moratorium or other administration involving them;

                  (d) execution issued against the company in respect of a judgment debt has been returned unsatisfied in whole or in part;

                  (e) a statutory demand is served on the company for an amount exceeding 1% of its gross assets as shown in the accounts of the company for the most recently completed financial year of the company and expires unremedied unless such statutory demand relates to an amount which is the subject of a bona fide dispute by the company; or

                  (f) a creditor of the company, which creditors rights are intended to be subordinate to the obligations of the company under this agreement attempts to exercise any rights, or to gain any specific rights which would impinge upon UBS Mangakahia's rights under the Forestry Right;

                  other than where, in the case of any of the events referred to in sub clauses (a) to (f) above, such event takes place for the purposes of and is followed by a reconstruction, amalgamation or reorganisation (not involving or arising out of insolvency) approved in writing by UBS Mangakahia which consent is not to be unreasonably or arbitrarily withheld or delayed;

                  "LAND" means the land the subject of the Forestry Right and more particularly comprised and described in the Forestry Right;

                  "LAND COSTS" means all rates, taxes, charges, assessments, duties, levies, costs and expenses payable in relation to the ownership of the Land and any other costs arising from such ownership;

Management Agreement                                                      Page 5

                  "LOGS" means sawlogs or pulplogs of any size or class harvested from the Land;

                  "MANAGEMENT FEE" means the fee to be paid to the Manager by UBS Mangakahia pursuant to clause 5 of this agreement;

                  "MANAGEMENT PLANS" means, at any time, a strategic plan and an operating plan for the management of the Plantation Assets approved by UBS Mangakahia in accordance with clause 3.1.2 of this agreement and in force at that time, including any amendments thereto approved following any Quarterly meeting in accordance with clause 3.3.2 of this agreement;

                  "MARGINAL STRIPS" means any marginal strips related to the Land pursuant to the provisions of part IVA of the Conservation Act 1987, if any;

                  "MONTHLY OPERATIONAL PHOTOGRAPHY" means aerial photographs or equivalent marked up Stand maps of the Tauhara forest taken by the Manager every month;

                  "NZ$" means the lawful currency of New Zealand;

                  "OPERATING COSTS" means all costs directly incurred in the management of the Plantation Assets and which have been approved under the then applicable Operating Plan, or otherwise approved under the terms of this agreement, including, without limitation, Forest Health Costs and Fire Prevention Costs. For the avoidance of doubt, this specifically excludes all costs associated with the attaining of, and compliance with, any regulatory consents as referred to in clause 2.13.2 of the Infrastructure Agreement (including any auditing of compliance with such regulatory consents);

                  "OPERATING PLAN" has the meaning set forth in clause 3.1.3(b) of this agreement;

                  "PLANTATION ASSETS" means the assets described in the First Schedule to this agreement including amendments to that schedule made from time to time;

                  "QUARTER" means a calendar quarter ending on 31 March, 30 June, 30 September and 31 December in each Year;

                  "RELATED AGREEMENTS" means the Forestry Right, the Infrastructure Agreement, the Sale and Purchase Agreement and the Wood Supply Agreement;

                  "REMAINING STANDS" means those Stands which remain subject to the Forestry Right, as determined in accordance with the Forestry Right, at the end of each Quarter;

                  "RESOURCE MANAGEMENT ACT 1991" means the Resource Management Act 1991 and includes all regulations, orders, notices, regional plans, policy statements, district plans and resource consents made, given or issued under or pursuant to that Act;

Management Agreement                                                    Page 6

                  "SALE AND PURCHASE AGREEMENT" means the sale and purchase agreement entered into between Teal 4 Limited and the Manager on 15 January 2003 (as may be amended by any deed(s) of amendment) pursuant to which the Manager will sell the Trees to UBS Mangakahia (as Teal 4 Limited's nominee under that agreement) and create the Forestry Right;

                  "SPECIAL REPORTS" shall have the meaning set forth in clause
                  3.5 of this agreement;

                  "STAND" means those parts of the Land comprising specific plantation areas of the same age class, area and silvicultural condition described in the Forestry Right;

                  "STRATEGIC PLAN" has the meaning set forth in clause 3.1.3(a) of this agreement;

                  "TREES" means all the Pinus radiata trees growing, standing or lying on the Stands as at the date of the Sale and Purchase Agreement and any logs or forest produce arising from such trees and includes any trees forming part of any stand of trees on any Marginal Strip;

                  "WOOD SUPPLY AGREEMENT" means the wood supply agreement to be entered into between UBS Mangakahia and the Manager concurrently with this agreement under which UBS Mangakahia will supply certain Trees to the Manager;

                  "WORKING BLOCKS" means those Trees in a Stand (or part thereof) which UBS Mangakahia proposes to harvest or is harvesting in a given year in accordance with a Harvest Plan as per the Wood Supply Agreement;

                  "YEAR" means a calendar year;

         1.2 PARTIES: references to parties are references to parties to this agreement;

         1.3 PERSONS: references to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and municipal authorities or other regulatory bodies or regulatory authorities in each case whether or not having separate legal personality;

         1.4 DEFINED EXPRESSIONS: expressions defined in the main body of this agreement bear the defined meaning in the whole of this agreement including the background;

         1.5 CLAUSES, SCHEDULES AND BACKGROUND: references to clauses, schedules and background are references to clauses, schedules and background to this agreement unless otherwise indicated;

         1.6 HEADINGS: section, clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this agreement;

         1.7 SINGULAR AND PLURAL: words importing the singular number shall include the plural and vice versa;

Management Agreement                                                    Page 7

         1.8 SCHEDULES AND APPENDICES: the schedules and appendices to this agreement and the provisions and conditions contained in such schedules and appendices shall have the same effect as if set out in the body of this agreement;

         1.9 NEGATIVE OBLIGATIONS: any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done;

         1.10 GENDER: words importing one gender shall include the other genders;

         1.11 STATUTES AND REGULATIONS: references to a statute include references to regulations, orders or notices made under or pursuant to such statute or regulations made under the statute and references to a statute or regulation include references to all amendments to that statute or regulation whether by subsequent statute or otherwise and a statute or regulation passed in substitution for the statute or regulation referred to as incorporating any of the provisions;

         1.12 MATERIAL ADVERSE EFFECT: references to something having a "material adverse effect" on a person are references to it having a material adverse effect:

                  1.12.1 FINANCES: on that person's financial condition, assets, business or results of operating; or

                  1.12.2 PERFORMANCE: on its ability to perform and comply with its obligations under this agreement; and

         1.13 DISPOSAL: references to disposal include sale, exchange, transfer, assignment, lease or parting with possession or control of, and the word "dispose" means to make a disposal; and

         1.14 NEW ZEALAND DOLLARS: all monetary amounts are payable in New Zealand dollars.

2.       APPOINTMENT OF MANAGER

         2.1 APPOINTMENT: appoints the Manager as its agent, with effect from the Commencement Date, to manage the Plantation Assets on the terms set out in this agreement and the Manager hereby accepts the appointment.

         2.2 STANDARD OF PERFORMANCE: Subject to specific reasonable instructions or directions given to the Manager pursuant to this agreement by UBS Mangakahia, the Manager shall manage the Plantation Assets in good faith employing the same degree of care and skill as:

                  2.2.1 MANAGER'S AFFAIRS: the Manager employs in the conduct of its own affairs; or

Management Agreement                                                    Page 8

                  2.2.2 HIGHLY COMPETENT MANAGER: a highly competent manager with expertise in large scale commercial plantation forestry management would use in carrying out equivalent obligations;

                  whichever is the higher standard. The parties acknowledge that nothing in this clause 2.2 shall limit the Manager's obligation to act as an adviser to UBS Mangakahia to the standards required by clauses 2.2.1 and 2.2.2 (meaning, for example, that in briefing or advising UBS Mangakahia, the Manager must advise to the standard required, and if UBS Mangakahia issued the Manager with an instruction that a manager conforming with the standard of performance set out in this clause would find fault with, the Manager must inform UBS Mangakahia), nor shall it limit the Manager's obligation to discharge any instruction or direction from UBS Mangakahia to the standard of performance set out in this clause.

         2.3 ACCESS TO PLANTATION ASSETS: Notwithstanding the appointment of the Manager under this agreement, UBS Mangakahia, through its authorised agents, and such other persons authorised by UBS Mangakahia, each with prior reasonable notice to the Manager, and in each case at their individual risk and expense (but with the benefit of insurance (if any) maintained by UBS Mangakahia) shall have access to the Plantation Assets owned by UBS Mangakahia at any reasonable time subject to compliance with the Manager's reasonable requirements relating to such access, including compliance with the Manager's health and safety policies and procedures, any requirements under the Infrastructure Agreement and otherwise in accordance with the Forestry Right. For the avoidance of doubt UBS Mangakahia acknowledges that the Manager may (acting reasonably) restrict access to the Land for reasons of health and safety (eg, high winds) or as a fire protection measure.

         2.4 PERSONNEL: For the purposes of communication between UBS Mangakahia and the Manager, the Manager shall, from time to time, notify UBS Mangakahia of the person or persons who are authorised to accept such communications on behalf of the Manager and UBS Mangakahia shall, from time to time, notify the Manager of the person or persons who are authorised to accept such communications on behalf of UBS Mangakahia.

3.       MANAGEMENT PLANS AND REPORTS

         3.1 MANAGEMENT PLANS: The management of the Plantation Assets shall operate in accordance with the Strategic Plan and Operating Plan prepared by the Manager and approved by UBS Mangakahia. The parties agree that the Strategic Plan and the Operating Plan will only be concerned with the duties of the Manager as set out in this agreement.

                  3.1.1 CONSULTATION: Prior to the formal submission of each of the Management Plans in accordance with the provisions of sub clause 3.1.3, the Manager shall by 1 May each Year, review with UBS Mangakahia the Manager's proposed strategies and assumptions and receive advice on the proposed harvest intentions of UBS Mangakahia for the Management Plans.

Management Agreement                                                    Page 9

                  3.1.2 CONTENT AND APPROVAL: The Management Plans shall include, among other things, a description of the management activities proposed for the relevant ensuing period, an estimate of Operating Costs that is likely to be payable for the relevant ensuing period, and include other items as specified by UBS Mangakahia acting reasonably. To the extent that the Management Plans incorporate any economic assumptions or judgments those economic assumptions and judgments will be made on a reasonable basis and in good faith by the Manager. Until such Management Plans have been approved by UBS Mangakahia, the most recently approved Management Plans shall remain in effect.

                  3.1.3    PREPARATION OF THE MANAGEMENT PLANS:

                           (a)      STRATEGIC PLAN:

                                    (I)      PREPARATION AND SUBMISSION: By 30
                                             May each Year, the Manager shall
                                             prepare and submit to UBS
                                             Mangakahia for its approval, not to
                                             be unreasonably or arbitrarily
                                             withheld, a Strategic Plan for the
                                             management of the Plantation
                                             Assets, in which its objectives,
                                             issues and actions will be further
                                             specified. Such Strategic Plan
                                             shall present, in reasonable detail
                                             having regard to clause
                                             3.1.3(a)(ii), those matters
                                             specified in clause 3.1.2 for the
                                             ensuing period commencing at 1 July
                                             that Year and ending on the expiry
                                             of the Forestry Right. UBS
                                             Mangakahia is to advise the Manager
                                             in writing within 20 Business Days
                                             whether the Strategic Plan is
                                             approved or any reasonable
                                             amendments that it may require be
                                             made to the Strategic Plan.

                                    (II)     ACCURACY OF INFORMATION: The
                                             parties acknowledge that
                                             information provided in the
                                             Strategic Plan must necessarily be
                                             less accurate the further in time
                                             the period for which the
                                             information is provided is from the
                                             date on which that information is
                                             provided. Conversely the parties
                                             acknowledge that such information
                                             must increasingly be more precise
                                             and accurate the closer in time the
                                             period for which such information
                                             is provided is from the date on
                                             which that information is provided.

                           (b) OPERATING PLAN: By 30 May each Year, the Manager shall prepare and submit to UBS Mangakahia for approval, not to be unreasonably or arbitrarily withheld, the Operating Plan for the period from 1 July that Year until 31 December in the following Year ("Operating Period") based upon the Strategic Plan. UBS Mangakahia is to advise the Manager

Management Agreement                                                    Page 10

                                    in writing within 20 Business Days whether the Operating Plan is approved or any reasonable amendments that it may require be made to the Operating Plan. If the Operating Plan is approved, it shall be implemented by the Manager. The Operating Plan shall present, in reasonable detail, those matters specified in clause 3.1.2 for the ensuing year. If UBS Mangakahia does not approve the Operating Plan by the commencement of the Operating Period to which the Operating Plan pertains, then the projections set forth for the appropriate Operating Period in the most recently approved Strategic Plan shall serve as the Operating Plan until UBS Mangakahia has approved an Operating Plan for the applicable Operating Period.

                  3.1.4 MANAGEMENT PLANS OBJECTIVES: The Management Plans shall be formulated to achieve the objective of minimising the costs of protecting and maintaining the Plantation Assets consistent with the standards in clause 2.2 while protecting the investment value and practising responsible environmental stewardship.

                  3.1.5 INITIAL MANAGEMENT PLANS: The initial Operating Plan which will apply until 30 June 2003 will be discussed with the Manager and a finalised plan provided by the Manager to UBS Mangakahia within 15 Business Days following the date that the Sale and Purchase Agreement goes unconditional in all respects. For the avoidance of doubt the Manager is not required to submit a Strategic Plan for the period to 30 June 2003.

         3.2 MONTHLY REPORTS: Within ten (10) Business Days after the end of each month, the Manager shall provide UBS Mangakahia with a report showing the management operations, and the results of management operations including, without limitation, Monthly Operational Photography and a comparison of Operating Costs against budget for the immediately preceding month.

         3.3      MEETINGS AND QUARTERLY REPORTS:

                  3.3.1    QUARTERLY MEETINGS: Once each Quarter, within twenty
                           (20) calendar days after the end of the previous Quarter, the Manager shall hold a meeting, which may, at the discretion of UBS Mangakahia, be in person or by telephone, with representatives of UBS Mangakahia to discuss the performance of the Manager and outlook for the management of the Plantation Assets based on the Quarterly report (including any necessary amendments to the Management Plans) and technical and other information relating to the operations of the Plantation Assets.

                  3.3.2 QUARTERLY REPORTS: Not later than five (5) Business Days prior to each Quarterly meeting the Manager shall provide UBS Mangakahia with a report for discussion and, showing the same information as required for the monthly reports (but on a quarterly basis) together with updated Operating Period end estimates of the information

Management Agreement                                                   Page 11

                           contained in the then current Operating Plan for approval by UBS Mangakahia such approval not to be unreasonably or arbitrarily withheld, not more than 5 Business Days later.

         3.4 ANNUAL ACTIVITIES REPORT: The Manager shall provide UBS Mangakahia with an annual activities report on the principal activities in respect of the Plantation Assets by the end of August in each Year. It shall include, without limitation, a summary of activities for the previous 12 month period ending 30 June, Operating Costs incurred in performing the Manager's duties in this agreement, any conditions or events which materially alter the value of any of the Plantation Assets in the Manager's opinion and any other items reasonably requested by UBS Mangakahia. The Operating Costs statements shall be prepared in accordance with NZ GAAP and information shall also be provided as reasonably requested by UBS Mangakahia to enable UBS Mangakahia to meet US GAAP requirements and shall include a comparison (and discussion of the reasons for any significant changes) with the preceding 12 month period ending 30 June and with the Operating Plan.

         3.5 SPECIAL REPORTS: UBS Mangakahia may at any time and from time to time request the Manager to provide it with a special report in respect of any matter connected with the management of the Plantation Assets. If the Manager does not possess the expertise to provide the report or any part thereof, it shall be entitled, at its discretion, to retain independent advisers, acceptable to UBS Mangakahia and at UBS Mangakahia's expense, to provide a report or reports satisfying part or all of any such request. If in the reasonable opinion of the Manager the provision of a special report will result in material cost to the Manager, the Manager will advise UBS Mangakahia of the time and cost required to produce such report. Within 10 Business Days of receipt of such time and cost estimate UBS Mangakahia will advise the Manager whether it wishes for the Manager to proceed with the preparation of such report. In the event that UBS Mangakahia asks the Manager to proceed with the preparation of a special report, UBS Mangakahia is to pay the Manager such costs as estimated by the Manager and approved by UBS Mangakahia within 15 Business Days after UBS Mangakahia receives the report. In all other instances special reports prepared by the Manager shall be at no additional fee to UBS Mangakahia, but any out of pocket costs reasonably incurred by the Manager in connection with such reports shall be for the account of UBS Mangakahia. The Manager shall also provide UBS Mangakahia with such other information about the management operations in relation to the Plantation Assets as may be reasonably requested by UBS Mangakahia at no additional fee.

         3.6 SIGNIFICANT EVENTS: The Manager shall promptly report to UBS Mangakahia any event known to it or which becomes known to it which, in the reasonable opinion of the Manager, results or will result in a significant departure from the Management Plans or will impact the Management Plan objectives set out in clause 3.1.4 and shall consult with UBS Mangakahia with respect to the effects of the foregoing and any actions to be taken in respect thereof. Events generally known to the New Zealand public affecting the New Zealand forestry industry need to be reported only when the Manager reasonably determines that UBS Mangakahia will not be aware of them.

Management Agreement                                                   Page 12

                  Where in the reasonable opinion of the Manager, to protect the value of the Plantation Assets, it is necessary to perform any management tasks not specifically contemplated in any current Operating Plan and before approval can be obtained from UBS Mangakahia, the Manager has the authority to perform those tasks and the performance of those tasks shall be deemed to have received the approval of UBS Mangakahia and the Operating Plan amended prior to the performance of those tasks. The Manager shall promptly report to UBS Mangakahia any tasks performed by the Manager which were not approved by UBS Mangakahia prior to being performed but which are deemed to be approved pursuant to this clause 3.6.

         3.7 SPECIAL AUDITS: UBS Mangakahia may at any time and from time to time engage persons to undertake a special audit of any activity undertaken or report produced by the Manager pursuant to this agreement. Any such audit shall be for the account of UBS Mangakahia and shall be undertaken in such a manner as shall reasonably limit disruption to the operations of the Manager and the operations of the Tauhara estate as a whole. The Manager shall fully co-operate with the reasonable requests of such persons undertaking any such audit.

         3.8 PRESENTATIONS TO INVESTORS; INVESTOR VISITS: The Manager shall attend, and participate in as and if requested by UBS Mangakahia, once per Year the UBS Annual Client Conference and report on the affairs relating to the Plantation Assets and the performance of the Manager's obligations under this agreement. Each presentation will cover such details and be in respect of such period as may be reasonably requested by UBS Mangakahia. Each presentation will be made at the location required by UBS Mangakahia without any additional fee hereunder, except that if any presentation is required to be made outside of New Zealand, any travel and accommodation and other out of pocket travelling and associated costs reasonably incurred by the Manager in connection with making such presentation shall be for the account of UBS Mangakahia and the Manager shall be reimbursed for any such costs by UBS Mangakahia upon demand. If requested by UBS Mangakahia, the Manager shall also host visits from time to time to the Land by UBS Mangakahia.

         3.9 LIMITATION OF LIABILITY FOR PROJECTIONS: UBS Mangakahia recognises that the Manager is not a guarantor of the results of UBS Mangakahia's investment in the Plantation Assets or the economic assumptions, judgments, estimates, projections and other factors affecting the value or accuracy of the Management Plans and any other plans, budgets, reports or presentations provided or made by the Manager pursuant to this agreement. The Manager shall not be liable to UBS Mangakahia with respect to any such assumptions, judgments, estimates, projections or other factors in any plans, budgets, reports and presentations provided that, subject to any changes required by UBS Mangakahia, such plans, budgets, reports and presentations are prepared in accordance with the standard of performance set forth in subclause 2.2.

Management Agreement                                                   Page 13

4.       MANAGEMENT OF THE PLANTATION ASSETS

         4.1 PERFORMANCE OBLIGATIONS: In carrying out its obligations under this agreement the Manager shall:

                  4.1.1 COMPLY WITH UBS MANGAKAHIA'S DIRECTIONS: at all times comply (or require compliance by its contractors, subcontractors, agents, employees, invitees, visitors or licensees) with the reasonable directions of UBS Mangakahia;

                  4.1.2 COMPLY WITH THE LAW ETC: at all times comply (or require compliance by its contractors, subcontractors, agents, employees, invitees, visitors or licensees) with:

                           (a) GENERAL: all applicable laws, rules, regulations, permits, approvals, consents, orders, judgments, decrees, injunctions or agreements of or with any governmental authority, including, without limitation those relating to forest management and forest practice; and

                           (b)      ENVIRONMENTAL: the Environmental
                                    Requirements; and

                  4.1.3 PERFORMANCE STANDARD: meet the standard of performance set out in subclause 2.2.

         4.2 DUTIES: The Manager shall implement and comply with the Management Plans and fully and properly manage the Plantation Assets in accordance with the terms set out in this agreement. For the avoidance of doubt the Manager's duties will cease in respect of a Working Block or Stand when that Working Block or Stand is returned to the Manager in accordance with clause 12 of the Forestry Right. These obligations shall include, without limitation:

                  4.2.1 FOREST HEALTH CHECK: inspection activities to monitor the health of the Trees, including, without limitation, regular inspections and inspections following adverse weather events;

                  4.2.2 FOREST HEALTH Surveys: participating in any annual forest health survey conducted by the New Zealand Forest Owners Association and providing UBS Mangakahia with copies of any relevant reports (or parts of reports);

                  4.2.3 CONTROL PESTS AND DISEASE: employing New Zealand forest industry standards for the control of insect and other pests and fungal and other tree diseases;

                  4.2.4 RECORDS: updating forest records including stand descriptions and all mapping;

                  4.2.5 MAINTENANCE: general periodic maintenance of fences, gates, roads, water tables and drainage to allow or control vehicle access to the Land;

Management Agreement                                                   Page 14

                  4.2.6 EROSION AND POLLUTION: use its reasonable endeavours to control soil erosion and pollution of waterways;

                  4.2.7 STORAGE: store all fuels and oils brought onto the Land by the Manager and those under the control of the Manager safely on suitably cleared land;

                  4.2.8 DEBRIS: clear away and dispose of all debris carried on to adjoining properties by the Manager and those under the control of the Manager;

                  4.2.9 PUBLIC ACCESS: control public access to the Land on specified terms for subsidiary land uses (such as grazing, beehive siting and recreation) and taking appropriate actions reasonably required to limit trespass;

                  4.2.10 ILLEGALITY: notify the relevant authorities if it becomes aware of any illegal behaviour on the Stands;

                  4.2.11 FIRE PROTECTION: in all respects complying with the Forest and Rural Fires Act 1977 and (subject to the provisions of that Act or any other statutory regulation affecting the same) the Manager shall:

                           (a) FIRE PLAN: include the Plantation Assets in the relevant annual fire plan and provide a copy of such fire plan to UBS Mangakahia;

                           (b)      FIRE PROTECTION: put in place fire
                                    appropriate protection methods and processes in relation to the Stands;

                           (c) FIRE PREVENTION: take all reasonable measures that may be necessary to prevent the spreading of any fire on, from, to or across the Stands;

                           (d) EQUIPMENT: have available or access to equipment which is suitable and adequate for the purpose of fighting fires and for securing the reasonable safety of lives from fire on the Stands;

                           (e) STRUCTURES: erect structures and do all things that the Manager considers reasonably necessary for the protection of the Trees and keep its fire fighting and safety equipment in good working order and condition;

                           (f) OTHER FIRE PROTECTION: be entitled to erect look-outs, construct fire-breaks and take such other normal fire protection measures as may from time to time be necessary;

                           (g) NOTIFY AUTHORITIES: as soon as the Manager becomes aware ensure that the appropriate authorities and UBS

Management Agreement                                                   Page 15

                                    Mangakahia are immediately notified should there be an outbreak of fire on the Land;

                           (h) FIRE BREAKS: keep the fire breaks situated on the Stands clear of undergrowth; and

                           (i) SPARK PREVENTION: ensure all vehicles and equipment brought onto the Land by or under the control of the Manager have a safe and efficient means of preventing the escape of dangerous sparks or flames from the exhaust and carry a fire extinguisher in working order;

                  4.2.12 OBTAIN CONSENTS ETC: use all reasonable endeavours to obtain all consents, authorisations, approvals or orders of any Court or governmental authority or agency necessary in order to perform its obligations under this agreement and the Management Plans;

                  4.2.13 FOREST STEWARDSHIP COUNCIL CERTIFICATION: for so long as the parties agree, to maintain and comply with (or require compliance by its contractors, subcontractors, agents, employees, invitees, visitors or licensees) Forest Stewardship Council Certification;

                  4.2.14 ADVISE OF LEGAL ACTIONS: to the extent it has actual knowledge thereof, promptly notify UBS Mangakahia of any suit or proceeding threatened or commenced against UBS Mangakahia or the Manager in connection with the Plantation Assets or the performance of the Manager's obligations under this agreement;

                  4.2.15 DEFEND LEGAL ACTIONS: at the direction of UBS Mangakahia and cost in all respects of UBS Mangakahia take or cause to be taken all reasonable steps to defend UBS Mangakahia against legal actions or initiate claims or proceedings to protect, enforce or confirm the rights of UBS Mangakahia with respect to the Plantation Assets or any contract or agreement entered into by or on behalf of UBS Mangakahia, provided that UBS Mangakahia accepts that the Manager is not required to comply with the provisions of this clause, except that the Manager must provide reasonable co-operation to allow UBS Mangakahia to defend such legal actions or initiate such claims or proceedings, if in the Manager's reasonable opinion the Manager and/or its business may be prejudiced in complying with this clause 4.2.15 and this will not be a failure by the Manager in complying with its obligations under this agreement; and

                  4.2.16 ADVISING: acknowledging the Manager's position in owning and managing other plantation assets in New Zealand, advising UBS Mangakahia of any relevant matters in the Manager's reasonable opinion impacting the operations or the protection of the investment in the Trees.

         4.3 CONTRACTS BY MANAGER: The Manager shall only enter into contracts or agreements on behalf of UBS Mangakahia if such contracts or agreements are

Management Agreement                                                   Page 16

                  in accordance with the Management Plans and the terms of this agreement. The Manager shall be entitled, but not required, to use its own employees to perform its obligations under this agreement. The Manager may also enter into contracts or other agreements with independent contractors who are selected and supervised by the Manager, utilising the same standard of performance as that set forth in subclause 2.2. The Manager shall take all reasonable steps to direct its personnel that such agreements shall state that they are being executed by the Manager as agent for UBS Mangakahia and not as principal, except where such contract or agreement also relates to the Manager's own business and/or forest estate. The Manager will require such contractors carry insurance with limits, insurers, endorsements, creditworthiness and coverage which are determined by the Manager to be adequate under the circumstances. UBS Mangakahia will not be liable in the event that any such coverage is inadequate. The Manager will not be liable in the event that any such coverage is inadequate provided only that its determination of adequacy was made on a reasonable basis and in good faith.

         4.4 PROCEDURES: In performing its obligations under this agreement, the Manager shall adopt and implement such supervisory, accounting, payment and control procedures as shall meet the standard of performance set forth in subclause 2.2.

         4.5 BOOKS AND RECORDS: The Manager shall keep books and records in relation to its management obligations under this agreement in accordance with the following provisions.

                  4.5.1 SEPARATE BOOKS AND RECORDS: Subject to clause 4.5.2, the Manager shall keep separate records and books of account in relation to its management of UBS Mangakahia's financial interest in and expenditure on the Plantation Assets in which complete entries shall be made reflecting the activities and financial transactions undertaken by the Manager in performing its obligations under this agreement.

                  4.5.2 COMBINED RECORDS: The parties acknowledge that it will not always be practicable to keep the records for the Plantation Assets separate from records for the Manager's other plantation assets, and (provided UBS Mangakahia is consulted in accordance with clause 4.5.3) UBS Mangakahia acknowledges that separate records for the Plantation Assets may not be kept where:

                           (a) POLICIES: those records contain policies that are applicable for both the Plantation Assets and any other plantation assets owned or managed by the Manager; and/or

                           (b) OTHER MATTERS: those records relate to industry or region- wide matters.

                  4.5.3 CONSULTATION: In the event that the Manager (acting reasonably) believes that combined records must be kept in accordance with clauses 4.5.2(a) and (b), the Manager shall consult with UBS Mangakahia as to UBS Mangakahia's needs in regards to such

Management Agreement                                                   Page 17

                           records. In consulting with UBS Mangakahia, the Manager shall act in good faith and give reasonable consideration to UBS Mangakahia's requests.

                  4.5.4 IDENTIFICATION OF RELEVANT ENTRIES: Where it is not possible to keep separate records in relation to the Plantation Assets, any transaction entered into by the Manager as agent in the performance of its obligations under this agreement, or any other relevant entry in a record of the Manager that relates to the Plantation Assets, shall be appropriately identified in the records of the Manager at the time.

                  4.5.5 ACCESS: The Manager shall permit any officer, employee, agent or advisor of UBS Mangakahia, at any time during regular business hours and upon reasonable prior notice to the Manager, to examine and make copies of such records and books of account and to discuss them or the performance by the Manager of its obligations under this agreement with such of the Manager's officers or employees as the Manager advises.

                  4.5.6 AUDIT: The Manager shall co-operate with any audit of the Manager's records, books of account or performance under this agreement by a reputable and independent auditor who shall at all times be bound to the confidentiality provisions set out in clause 17.

                  4.5.7 EXPIRATION/TERMINATION: Subject to subclause 6.4, and subject to UBS Mangakahia having paid to the Manager all outstanding monies due to the Manager under this agreement, on the expiration or earlier termination of this agreement, the records and books of account, or copies of the relevant parts of such records where the records are combined records pursuant to clause 4.5.2, shall if requested by UBS Mangakahia be delivered by the Manager to UBS Mangakahia at such location as UBS Mangakahia may reasonably designate.

5.       COSTS AND FEES

         5.1      FEE:

                  5.1.1 MANAGEMENT FEE: In consideration of the Manager's management obligations under this agreement, UBS Mangakahia shall pay to the Manager, quarterly in advance in accordance with clause 5.1.2(a) during the term of this agreement, an amount equal to NZ$18 per hectare of Remaining Stands plus GST.

                  5.1.2    REDUCING FEE:

                           (a) CALCULATION OF REMAINING AREA: The parties acknowledge and agree that the area of the Stands that are subject to the Forestry Right will diminish over the term of the Forestry Right until there are no longer any Remaining Stands. Accordingly, the parties acknowledge and agree that the Management Fee will decrease at a hectare

Management Agreement                                                   Page 18

                                    equivalent rate. To this end, UBS Mangakahia shall calculate the area of the Remaining Stands (which in turn will be used to calculate the Management Fee payable for the following Quarter in accordance with clause 5.1.1), no later than twenty (20) Business Days prior to the end of each Quarter, by deducting from the area of the Stands at the start of the prior Quarter:

                                    (i)      SALES TO THE MANAGER: Stands that
                                             have been sold and transferred to
                                             the Manager in accordance with the
                                             Wood Supply Agreement; and

                                    (ii)     SALES TO THIRD PARTIES: Stands that
                                             have been sold to and harvested by
                                             either a third party or the Manager
                                             (as evidenced by a notice of
                                             completion of harvest issued to the
                                             Manager) in accordance with the
                                             Forestry Right.

                           (b)      NOTIFICATION OF REMAINING AREA: UBS
                                    Mangakahia shall notify the Manager of the area of the relevant Remaining Stands twenty
                                    (20) Business Days prior to the end of each Quarter.

                  5.1.3    FEE REVIEW:

                           (a) BIENNIAL REVIEW: The Management Fee shall be reviewed biennially at the relevant April Quarterly meeting. The Management Fee is to be reviewed on the basis that any benefit or detriment to UBS Mangakahia arising from or as a consequence of the Related Agreements and/or the operations and business of the Manager is to be disregarded when determining the new Management Fee. At the time of such review the parties shall negotiate in good faith to determine the new Management Fee to apply for the next 2 Year period taking into account the then current market rates for the services being provided by the Manager under this agreement. Any disagreement over the level of the Management Fee will be resolved under clause 16 of this agreement.

                           (b) MANAGEMENT FEE TO APPLY: If the parties are unable to resolve any dispute over fees before the commencement of the next 2 Year period then the Management Fee applicable to the previous 2 year period will continue to apply and be payable by UBS Mangakahia until the dispute is resolved.

                           (c) DISPUTE RESOLVED: Once the dispute has been resolved and:

                                    (i)      FEE INCREASE: the Management Fee
                                             has increased from the previous
                                             Management Fee, the

Management Agreement                                                   Page 19

                                             Manager will be entitled to be paid
                                             the difference between the two fee
                                             levels together with any additional
                                             GST; or

                                    (ii)     FEE DECREASE: the Management Fee
                                             has decreased from the Management
                                             Fee applicable for the previous
                                             period, then UBS Mangakahia will be
                                             entitled to the difference between
                                             the two fee levels together with a
                                             credit note for any overpaid GST;

                                    and the payment will be backdated to the start of the relevant two year period such payment is payable to the other party within 10 Business Days of the dispute being resolved. The party paying the difference shall forthwith pay such amount to the other party together with interest thereon at the Bill Rate calculated daily from the start of the relevant 2 year period to the day 10 Business Days after the dispute has been resolved, and, if relevant, interest thereon at the Default Interest Rate calculated daily from the day 11 Business Days after the dispute has been resolved to the date of payment of the balance the other party and compounded monthly.

                  5.1.4 INVOICING AND PAYMENT OF FEES: The Manager shall provide UBS Mangakahia with an invoice for all fees to be paid to the Manager hereunder for each Quarter (as calculated in accordance with clauses 5.1.1 and 5.1.2). UBS Mangakahia shall pay each invoice received from the Manager within 15 Business Days of receipt of such invoice.

         5.2      COSTS:

                  5.2.1 OPERATING COSTS: All Operating Costs set forth in the Operating Plan, as amended from time to time, shall be for the account of UBS Mangakahia. Deviations from Operating Costs, as set forth in the then applicable Operating Plan, which are permitted or approved following any Quarterly meeting pursuant to subclause
                           3.3.2 shall be for the account of UBS Mangakahia. It is agreed that any deviation in the total Operating Costs from that in the Operating Plan for the relevant Operating Period of less than 10% will not be deemed to be an amendment to the Operating Plan requiring approval following any Quarterly meeting under clause 3.3.2 and shall be for the account of UBS Mangakahia.

                  5.2.2 ADDITIONAL APPROVED COSTS: Subject to clause 5.2.1 all reasonable costs incurred by the Manager in respect of items not contemplated in the then applicable Operating Plan shall be Operating Costs but only if and to the extent that they have been approved following any Quarterly meeting and the Operating Plan amended in accordance with clause
                           3.3.2 of this agreement prior to their being incurred by the Manager; provided that where, in the

Management Agreement                                                   Page 20

                           reasonable opinion of the Manager, to avoid UBS Mangakahia suffering a material adverse effect, it is necessary to incur any such costs before the approval can be obtained, the Manager has the authority to incur these costs and the incurrence of those costs shall be deemed to have received the approval of UBS Mangakahia as if approved by UBS Mangakahia following a Quarterly meeting in accordance with clause 3.3.2 and the Operating Plan amended accordingly prior to being incurred. The Manager shall promptly report to UBS Mangakahia any costs incurred by the Manager which were not approved by UBS Mangakahia prior to being incurred but are deemed to be approved pursuant to this subclause 5.2.2.

                  5.2.3 INVOICING AND PAYMENT OF COSTS: All invoices submitted by the Manager to UBS Mangakahia for Operating Costs incurred by the Manager under this agreement will be in the following form:

                           (a) TAX INVOICE: each invoice must be a valid "tax invoice" as required by law;

                           (b) OPERATING COSTS: each invoice must specify the Operating Costs incurred, and the dates they were incurred;

                           (c) EXPLANATION: Where Operating Costs deviate by more than 10% from the estimate in the Operating Plan each invoice must be accompanied with a statement explaining how such Operating Costs relate to the Operating Plan, or an explanation of why those costs should be considered additional approved costs in accordance with clause 5.2.2.

                  5.2.4 DUE DATE FOR PAYMENT: Subject to clauses 5.2.1 and 5.2.2, provided the Operating Costs specified in each invoice received by UBS Mangakahia either comply with the Operating Plan or have been approved following any Quarterly meeting in accordance with clause 3.3.2, each such invoice will be payable on the 15th Business Day after receipt by UBS Mangakahia of that invoice.

         5.3 PAYMENT IN CLEARED FUNDS: Receipt of a cheque, bill of exchange or other negotiable instrument will not constitute payment of any amount under this agreement until the amount represented by that cheque, bill of exchange or negotiable instrument has been received in full, in cleared funds, by the intended payee.

         5.4 DEFAULT INTEREST: If any amount falls overdue for payment under this agreement, the overdue amount will (without prejudice to any other right or remedy under this agreement) bear default interest from the date on which payment of that amount falls overdue until the date on which payment of the overdue amount is made in full. Default interest will be calculated daily at the Default Interest Rate and will be compounded monthly.

         5.5 SETTLEMENT OF EXPENSES: Following any termination of this agreement, the Manager and UBS Mangakahia shall promptly settle and pay all outstanding

Management Agreement                                                   Page 21

                  costs, fees and reimbursements which are due to any of the parties pursuant to the terms of this agreement.

         5.6 LAND COSTS: The Manager acknowledges and agrees that as the owner of the Land all Land Costs shall be for the account of the Manager only and nothing express or implied in this agreement will confer any liability on UBS Mangakahia in relation to Land Costs.

         5.7 GST: A party must pay GST on a taxable supply made to it under this agreement, in addition to any consideration (excluding
                  GST) that is payable for that taxable supply. The party making the taxable supply must provide a valid tax invoice to the other party at or before the time that the other party is required to pay the GST. Excluding the term "GST", terms used in this clause have the meaning given to them in the GST Act .

6.       TERM OF AGREEMENT AND SUSPENSION

         6.1 TERM: Unless this agreement is earlier terminated as set forth in subclause 6.2, the term of this agreement shall be from the Commencement Date until the termination of the Forestry Right.

         6.2 EARLY TERMINATION: This agreement may be terminated prior to the expiration of the period specified in subclause 6.1 by notice from UBS Mangakahia to the Manager if any of the following events occur (in relation to clauses 6.2.1-6.2.5) or by notice from the Manager to UBS Mangakahia (in relation to clauses 6.2.1 and 6.2.3).

                  6.2.1 MATERIAL BREACH: Either party breaches, and fails to properly or promptly perform, any of its material obligations within twenty (20) Business Days after written notice from the other party specifying the breach and its intention to terminate this agreement if such obligation is not properly and promptly performed provided that such breach is not disputed by the relevant party alleged to be in breach (in which case clauses 6.3.1 to 6.3.4 shall apply).

                  6.2.2    THE MANAGER'S FAILURE TO PERFORM ITS DUTIES: If, UBS
                           Mangakahia:

                           (a) DUTIES: notifies the Manager that it is in material breach of the performance of its duties under this agreement in any material respect; and

                           (b) CAUSE: such failure is not caused by any specific instruction or direction given to the Manager pursuant to this agreement by UBS Mangakahia and acted on by the Manager nor is such failure caused by any failure to act by UBS Mangakahia, nor is such failure caused by the implementation of the approved Management Plans in accordance with the performance standards in clause 2.2, in each case where the Manager has met the standard of performance set out in clause 2.2.

Management Agreement                                                   Page 22

                  6.2.3 EVENT OF DEFAULT: If any one or more of the following events of default occur this agreement may be terminated by the affected party prior to the expiration of the period specified in subclause 6.1 by notice from the affected party to the other if any of the following events occur:

                           (a) DISTRESS: distress is levied or a judgment order or encumbrance is enforced, or becomes enforceable, or can be rendered so by the giving of notice, lapse of time or fulfilment of any condition, against substantially all of the Manager's property;

                           (b) INSOLVENCY EVENT: an Insolvency Event occurs in respect of the Manager;

                           (c) NOTICE FROM REGISTRAR: the Manager receives notice from the Registrar of Companies (or a Deputy Registrar) under section 30 of the Corporations (Investigation and Management) Act 1989 or the Securities Commission makes a recommendation under section 38 of that Act in respect of the Manager; or

                           (d) OFFICIAL MANAGER: a person is appointed under either section 179 of the Act or the Corporations (Investigation and Management) Act 1989 to investigate any part of the affairs of the Manager.

                  6.2.4 DISPOSAL OF PLANTATION ASSETS: UBS Mangakahia disposes of all of the Plantation Assets.

                  6.2.5 CAP EXCEEDED: If the amounts that have been determined to be owed by the Manager to UBS Mangakahia exceed in aggregate the Cap where such amounts arise as a result of breaches of either the Infrastructure Agreement or this agreement and where such amounts are determined either by agreement between the parties or by the award of an arbitrator or by court order (all rights of appeal having either expired or been exhausted), irrespective of the time period over which the liability for such amounts accrues.

                  An early termination of this agreement under this clause 6.2 shall not be effective until the date ten (10) Business Days after receipt of the notice of termination by the Manager.

         6.3      TERMINATION DISPUTES:

                  6.3.1 DISPUTE OVER BREACH: In such event that UBS Mangakahia has notified the Manager that it is in material breach under this agreement in accordance with clause 6.2.2 and the Manager disputes that termination notice, or if the recipient of a termination notice under

Management Agreement                                                   Page 23

                           clause 6.2.1 disputes that termination notice, then the dispute resolution procedure under clause 16 shall apply.

                  6.3.2 SUSPENSION: Pending resolution of a dispute under clause 6.3.1 UBS Mangakahia may suspend this agreement (or the relevant part of it where the disputed breach is in relation to only part of the services in this agreement and the Manager is able to provide the balance of the Manager's services in this agreement) on providing written notice of such suspension (or partial suspension) to the Manager, and appoint an interim replacement to fulfil the Manager's obligations under this agreement.

                  6.3.3 MANAGEMENT FEES: Notwithstanding that the agreement or part of it has been suspended as provided in clause 6.3.2, the Management Fees (and the Operating Costs as applicable where only part of the agreement is suspended and the Manager is still incurring Operating Costs) payable by UBS Mangakahia to the Manager will continue to be payable in full in accordance with the relevant provisions of this agreement as if this agreement (or part of it) had not been suspended, pending determination of the dispute pursuant to clause 6.3.1.

                  6.3.4 DETERMINATION OF BREACH: If it is determined pursuant to clause 6.3.1 that there is no breach then UBS Mangakahia must immediately terminate the interim replacement manager and reinstate the Manager. If it is determined that there is a breach, UBS Mangakahia may immediately terminate this agreement and will notify the Manager in writing of the out of pocket costs incurred by it as a result of the appointment of the interim replacement manager (including a statement of such costs). The Manager will pay such costs to UBS Mangakahia within 5 Business Days of receipt of such notification.

                  6.3.5 CURABLE BREACH: If prior to referring the issue to dispute resolution in accordance with this clause UBS Mangakahia and the Manager can agree on a method and period within which such failure is to be cured, and the Manager fails to cure such failure according to the method and within the period agreed, then UBS Mangakahia may terminate this agreement by notice to the Manager in writing and this agreement will terminate 10 Business Days from the date of such notice.

         6.4      EFFECT OF TERMINATION:

                  6.4.1 SURVIVAL: The expiration or earlier termination of this agreement will be without prejudice to the rights and obligations of the parties prior to such expiration or earlier termination becoming effective and the obligations of the parties under subclause 4.5, subclause 5.5, clause 8, subclause 11.3 and clause 17 will survive the expiration or earlier termination of this agreement.

Management Agreement                                                   Page 24

                  6.4.2 RELATED AGREEMENTS: The expiration or earlier termination of this agreement will be without prejudice to the rights and obligations of the parties under the Related Agreements.

         6.5      TRANSFER:

                  6.5.1 EARLY TERMINATION: On the early termination of this agreement the Manager shall at no additional fee or cost to UBS Mangakahia and at all times acting in good faith, promptly and efficiently take all actions reasonably requested to assist its replacement in assuming its responsibilities in terms of such replacement manager's appointment including, without limitation, the handing over of all relevant and up-to-date records relating to the Trees in a form that can immediately be used by UBS Mangakahia to continue to manage the Trees to a standard consistent with that in clause 2.2 (provided that the Manager is entitled to withhold the records until all monies owing to the Manager under this agreement are paid in full). For the avoidance of doubt, the Manager will have no obligation to transfer proprietary systems or operational processes. All reasonable out of pocket expenses incurred by the Manager in effecting the transfer shall be to the account of UBS Mangakahia.

                  6.5.2 EXPIRATION: On the expiration of this agreement by the effluxion of time the Manager shall at no additional fee or cost to UBS Mangakahia and at all times acting in good faith, promptly and efficiently take all actions reasonably requested to assist UBS Mangakahia wind up its interest in the Plantation Assets, including, without limitation, the handing over of all relevant records relating to the Trees, provided that the Manager is entitled to withhold the records until all monies owing to the Manager under this agreement are paid in full. For the avoidance of doubt, the Manager will have no obligation to transfer proprietary systems or operational processes. All reasonable out of pocket expenses incurred by the Manager in effecting the transfer shall be to the account of UBS Mangakahia.

         6.6 INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE: Each of the parties acknowledges and agrees that in the event of a breach of this agreement, damages alone will be an insufficient remedy. Accordingly, each of the parties further acknowledge that the other party may be entitled to equitable relief, including injunctive relief or specific performance, in the event of any breach, or threatened breach of this agreement, in addition to any and all other remedies available to it at law.

7.       INSURANCE

         7.1 INSURANCE: The Manager shall be permitted to self- insure its risks, provided that if at any time during the term of this agreement, the net assets of Fletcher Challenge Industries Limited fall below $200 million the Manager shall promptly notify UBS Mangakahia of the same and the provisions of the following clauses will apply until the net assets of Fletcher Challenge Industries Limited exceed $200 million. All calculations of net assets required

Management Agreement                                                   Page 25

                  to be carried out pursuant to this clause must be made using those accounting principles used for the preparation of the financial statements of Fletcher Challenge Forests Limited.

                  7.1.1 PUBLIC LIABILITY INSURANCE: The Manager shall obtain and maintain, at its expense, public liability insurance coverage, with an extension for fire fighting costs and levies pursuant to the Forest and Rural Fires Act 1977, in respect of activities undertaken by it and its subcontractors in performing its obligations under this agreement in such amounts, on such terms and with such insurers as a prudent forestry manager of the Plantation Assets would insure for based on the risks and liabilities attendant on such activities and will provide UBS Mangakahia with confirmation in writing of the cover and that the premiums are paid.

                  7.1.2 ADDITIONAL INSURED: UBS Mangakahia shall be named as an additional insured on all insurance policies providing such coverage.

                  7.1.3 CHANGE IN SCOPE: Any proposed material change in the scope, insurer or amount of insurance coverage maintained by the Manager pursuant to this subclause
                           7.1 shall be promptly reported to UBS Mangakahia. The Manager shall have no obligation to insure the Plantation Assets except as specified in this clause 7.

         7.2 OTHER INSURANCE: The Manager shall use reasonable endeavours to obtain and maintain such insurance in respect of the Plantation Assets (including, without limitation, insurance against fraud or theft on the part of the Manager's employees or contractors which would cause loss to UBS Mangakahia), with such insurers and coverage, and for such amount, as UBS Mangakahia shall request. The cost of such insurance including any brokerage fees and out of pocket expenses shall be for the account of UBS Mangakahia. The Manager will obtain written quote(s) for such insurance including brokerage fees and out of pocket costs and will not be under any obligation to place such insurance until such time as it has received payment of the agreed quote in full in cleared funds from UBS Mangakahia. Upon request, the Manager shall furnish to UBS Mangakahia, all certificates of the insurances obtained and maintained pursuant to this subclause 7.2. The Manager shall have no obligation to insure the Plantation Assets except as specified in this subclause 7.

         7.3 UBS MANGAKAHIA INSURANCE: UBS Mangakahia may, at its sole and absolute discretion and cost, obtain and maintain such other insurance in respect of the Plantation Assets in addition to any insurance obtained and maintained by the Manager in accordance with clauses 7.1 and 7.2, but without limiting the Manager's obligation to obtain and maintain insurance in accordance with clauses 7.1 and 7.2.

         7.4 FCIL UNDERTAKING: In order to satisfy UBS Mangakahia of the Manager's creditworthiness in respect of its self insuring for the above risks, the Manager will provide UBS Mangakahia with a signed undertaking from Fletcher Challenge Industries Limited in the form set out in Appendix II together with a

Management Agreement                                                   Page 26

                  guarantee from Fletcher Challenge Industries Limited in the form attached to Appendix II on execution of this agreement.

8.       INDEMNITY

         8.1 MANAGER'S DUTY TO INDEMNIFY: The Manager shall indemnify UBS Mangakahia and its respective officers, directors, employees and Affiliates against any and all costs, expenses, claims, damages and liabilities incurred whatsoever, including reasonable legal expenses, arising as a direct result of any breach by the Manager of the provisions of this agreement, except if, and then only to the extent that, such breach, act or omission occurs as a result of:

                  8.1.1 SPECIFIC INSTRUCTIONS: the Manager carrying out and performing any specific instruction or direction given to the Manager pursuant to this agreement by UBS Mangakahia; or

                  8.1.2 FAILURE BY UBS MANGAKAHIA: the Manager, having met the standard of performance set out in subclause 2.2, being unable to comply with any of its duties under this agreement caused by the failure to act by UBS Mangakahia.

         8.2 LIMITATION OF LIABILITY - MANAGER: The Manager's liability under clauses 8.1 and 11.3 of this agreement and clauses 4.3 and 7.1 of the Infrastructure Agreement cannot exceed in aggregate NZ$2 million (the "Cap").

         8.3 UBS MANGAKAHIA'S DUTY TO INDEMNIFY: UBS Mangakahia hereby indemnifies the Manager, its officers, directors, employees and Affiliates, against any and all costs, expenses, claims, damages and liabilities whatsoever, including reasonable legal expenses, arising directly out of any breach by UBS Mangakahia of the provisions of this agreement.

         8.4 LIMITATION OF LIABILITY - UBS MANGAKAHIA: UBS Mangakahia's liability under clause 8.3 of this agreement and clause 7.3 of the Infrastructure Agreement cannot exceed in aggregate NZ$2 million.

         8.5 LIABILITY: Nothing expressed or implied in this agreement shall confer any liability on either party (referred to in this clause as the "First Party") in respect of any indirect, consequential or special loss, damage, cost or expense of any kind including (but not limited to) loss of savings and profit suffered or incurred by the other party as a direct or indirect result of a breach by the First Party of any of its obligations under this agreement.

         8.6 RIGHT TO DEFEND: If any action or proceeding is brought against a party or parties indemnified under subclause 8.1 or subclause 8.3 or subclause 11.3 (the "Indemnified Party"), such Indemnified Party shall promptly notify in writing the party or parties against whom such indemnity may be sought (the "Indemnifying Party"). The Indemnifying Party shall then be entitled to assume the defence of the action or proceeding with counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel. If the Indemnifying Party has given written notice invoking the provisions of clause 16 with respect to its obligation to indemnify, the

Management Agreement                                                   Page 27

                  Indemnifying Party may assume such defence subject to a reservation of rights against the Indemnified Party. In any such action or proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

                  8.6.1 BY MUTUAL AGREEMENT: the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

                  8.6.2 DIFFERING INTERESTS: the named parties to any such proceedings (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.

                  Where there is any disagreement between the parties as to whether there is an actual or potential conflict of interest pursuant to subclause 8.6.2 such disagreement shall be referred to the President of the New Zealand Law Society whose determination shall be binding and the costs of obtaining such determination shall be paid equally by the Indemnifying Party and the Indemnified Party. It is understood and agreed by the parties that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought pursuant to this clause 8 by such Indemnified Party.

         8.7 NO DOUBLE CLAIMS: Neither party is entitled to claim more than once in respect of any one matter giving rise to a claim under this agreement or any Related Agreement.

         8.8 MITIGATION: Each party will take all reasonable steps to mitigate any costs, damages, fines, penalties, loss or expense, it may suffer.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 MANAGER'S REPRESENTATIONS AND WARRANTIES: The Manager represents and warrants as follows.

                  9.1.1 STANDING: The Manager is a company duly incorporated and validly existing under the laws of New Zealand.

Management Agreement                                                   Page 28

                  9.1.2 AUTHORITY TO ENTER INTO AGREEMENT: The execution, delivery and performance by the Manager of this agreement have been duly authorised by all necessary action on its part, do not contravene any law binding on the Manager, do not contravene the incorporation documents of the Manager and do not contravene the provisions of or constitute a default under any other agreement to which the Manager may be a party or by which any of its assets may be bound.

                  9.1.3 CONSENTS, APPROVALS ETC: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligation hereunder.

                  9.1.4 VALID AGREEMENT: This agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms.

                  9.1.5 NO PROCEEDINGS: There is no action, suit or proceeding before any court or governmental agency or authority now pending or, to the knowledge of the Manager, threatened against the Manager which might adversely affect the ability of the Manager to perform its obligations under this agreement.

         9.2 UBS MANGAKAHIA'S REPRESENTATIONS AND WARRANTIES: UBS Mangakahia represents and warrants as follows.

                  9.2.1 STANDING: It is a company duly incorporated and validly existing under the laws of New Zealand.

                  9.2.2 AUTHORITY TO ENTER INTO AGREEMENT: The execution, delivery and performance by it of this agreement have been duly authorised by all necessary action on its part, do not contravene any law binding on it, do not contravene its incorporation documents, and do not contravene the provisions of or constitute a default under any other agreement to which it is a party or by which any of its assets may be bound.

                  9.2.3 CONSENTS, APPROVALS ETC: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligation hereunder.

                  9.2.4 VALID AGREEMENT: This agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms.

Management Agreement                                                   Page 29

                  9.2.5 NO PROCEEDINGS: There is no action, suit or proceeding before any court or governmental agency or authority now pending or, to the knowledge of UBS Mangakahia, threatened against UBS Mangakahia which might adversely affect the ability of UBS Mangakahia to perform its obligations under this agreement.

10.      CONFLICTS OF INTEREST

         10.1 OTHER ACTIVITIES: UBS Mangakahia acknowledges that the Manager owns other plantation assets in New Zealand and is actively involved in the business of managing such plantation assets and harvesting and marketing forest products (as well as managing plantation assets and harvesting and marketing forest products owned by others) both in the domestic and export markets. From time to time, the Manager's acquisition and management of plantation assets and harvesting and marketing of forest products for its own account, or for a third party, may create a conflict of interest with respect to the obligations of the Manager under this agreement.

         10.2 EFFECTS OF CONFLICT: In the event of a conflict of interest (which the parties acknowledge could arise due to a change in the effective control or management of the Manager) UBS Mangakahia shall have the right, following consultation with the Manager, to terminate this agreement without cause on 30 Business Days notice in writing where the conflict of interest is reasonably likely to cause the Manager to:

                  10.2.1 CONFIDENTIALITY: be unable to comply in all respects with its confidentiality obligations under this agreement; or

                  10.2.2 MANAGEMENT OBJECTIVES: be unable to meet the objectives set out in clause 3.1.4; and

                  thereby result in a material adverse effect on UBS Mangakahia.

         10.3 CONTINUING FEE: The parties acknowledge that as a result of terminating this agreement under this clause 10, the Manager may incur certain "winding up" costs. By way of recognition of this fact, UBS Mangakahia shall continue to pay the Management Fee to the Manager for a period of 90 days following the date of the notice referred to in clause 10.2. For the avoidance of doubt, the provisions of clause 6.5.1 shall apply in the event that the agreement is terminated in accordance with this clause 10.

11.      HEALTH AND SAFETY IN EMPLOYMENT ACT

         11.1 COMPLIANCE: The Manager shall take all practicable steps to ensure that no act or omission by it or its employees, agents, contractors, subcontractors, invitees, visitors or licensees:

                  11.1.1 HAZARD: causes a hazard, significant hazard, harm or serious harm to any employee of the Manager or UBS Mangakahia or any person lawfully on the Land; or

Management Agreement                                                   Page 30

                  11.1.2 BREACH OF HSE ACT: is a breach of any duty or obligation of the Manager under the Health and Safety in Employment Act 1992 ("HSE Act") and any regulations or codes of practice made pursuant to the HSE Act; or

                  11.1.3 HSE ACT ENFORCEMENT: does or is likely to give rise to the issue of an improvement or prohibition notice, enforcement proceedings or a prosecution under the HSE Act against the Manager or UBS Mangakahia, provided the Manager shall only be required to take all reasonably practicable steps to enforce the requirements in this clause 11.1 in respect of its agents, contractors, subcontractors, invitees, visitors or licensees.

         11.2 FURTHER OBLIGATIONS: Without limiting its general obligations the Manager shall:

                  11.2.1 RELEVANT RULES AND REGULATIONS: obtain and shall be familiar with, all relevant rules, regulations, standard and industry practices;

                  11.2.2 MAINTENANCE: in relation to the Manager's duties under this agreement require that all plant, equipment, machinery, vehicles and tools used are in a safe working condition and subject to periodic checks to ensure this standard is maintained and it shall require that the use of equipment that is damaged or does not meet accepted safety standards is not permitted;

                  11.2.3 PROTECTIVE EQUIPMENT: in relation to the Manager's duties under this agreement require that appropriate protective equipment and clothing is supplied to, and used by, all personnel, associated with the work;

                  11.2.4 INSTRUCTIONS: in relation to the Manager's duties under this agreement require the observance of any instructions by any competent authority in relation to the maintenance of safe working practices and accident prevention;

                  11.2.5 REPORT ACCIDENTS: in relation to the Manager's duties under this agreement require all accidents resulting in injuries to personnel to be reported to UBS Mangakahia in accordance with prescribed procedures.

         11.3 INDEMNITY: The Manager shall indemnify and keep indemnified UBS Mangakahia from all costs, damages, fines, penalties, loss and expense incurred or suffered by any of them in respect of any breach of the HSE Act, or any conviction of or proceedings instigated against any of them pursuant to the HSE Act directly related to a breach by the Manager of any of the provisions set out in subclause 11.1 and 11.2. Provided that this indemnity will not apply where any claim under this indemnity against the Manager arises as a result of any act or omission by UBS Mangakahia, where the Manager was acting consistently with, either any request of UBS Mangakahia, or directions from

Management Agreement                                                   Page 31

                  UBS Mangakahia. Each party will take all reasonable steps to mitigate any costs, damages, fines, penalties, loss or expense it may incur.

         11.4 NOTIFICATION OF BREACH: If the Manager becomes aware that it is or may be in breach, or is likely to be in breach of any of the provisions in subclause 11.1 or 11.2, the Manager shall promptly notify UBS Mangakahia of such a breach or anticipated breach. In relation to any breach or anticipated breach in connection with any of the provisions in subclause 11.1 or
                  11.2 the Manager shall follow the reasonable directions, if any, of UBS Mangakahia to avoid, remedy or mitigate such breach or anticipated breach.

         11.5 INDUCTION: All of the Manager's employees, agents, contractors, subcontractors, invitees, visitors or licensees shall undergo a safety induction and an adequate safety training programme before commencing work on the Land. The Manager shall promptly advise UBS Mangakahia in writing of any major changes to any of its safety policies and procedures. The Manager shall be responsible for ensuring that its affected employees, agents, contractors, subcontractors, invitees, visitors or licensees are advised of any such changes.

         11.6 FIRE TRAINING: The Manager shall procure that any contractor engaged by the Manager in working in the forest shall make their personnel available for fire training, suppression, and standby as may be required by UBS Mangakahia, and at the cost of UBS Mangakahia with such actual costs to be payable by UBS Mangakahia with 15 Business Days of receipt of an appropriate invoice.

12.      HISTORIC AND SACRED PLACES

         12.1 PRESERVE AND SAFEGUARD: The Manager shall preserve and safeguard to the best of its ability those graves of the Maori people, monuments, sacred places and places of historical significance in or on the Land of which the Manager has received notice.

         12.2 DISCOVERIES: If the Manager or the Manager's agents discover any human bones in or on the Land such discovery shall be notified to UBS Mangakahia as soon as possible and the Manager may then, at its discretion, provide the Maori people an opportunity for the bones to be re-interred in appropriate burial grounds. Pending re-interment, or any decision not to re-inter, the bones shall be regarded and treated with respect and proper provisions shall be made with all due reverence for their interim safety and custody.

13.      HISTORIC PLACES AND ARTEFACTS

         If any Historic Place or Maori artifact is discovered by the Manager or its employees, agents, contractors, subcontractors, invitees, visitors or licensees, then, subject to the provisions of the Historic Places Act 1993 and the Antiquities Act 1975, the Manager shall take all practicable steps to preserve, safeguard and protect the Historic Place or the artifact and shall inform UBS Mangakahia as soon as possible.

14.      FORCE MAJEURE

Management Agreement                                                   Page 32

         14.1 DELAY OR FAILURE TO PERFORM: No party shall be liable for failure to perform or delay in performing hereunder if the cause of such failure or delay is outside or beyond the reasonable control of the party failing to perform (including but without derogating from the generality of the foregoing: fire, wind, flood, earthquake, volcanic eruption, public disorders, riot, war, embargoes, transport restrictions and forest fire prevention restrictions. For the purposes of this clause the solvency of a party shall be deemed to be within that party's reasonable control. Further nothing in this section shall excuse payment of any money due or which becomes due under this agreement where the obligation to pay arose before the occurrence of the event of force majeure.

         14.2 SUSPENSION OF PERFORMANCE LIMITED: Any suspension of performance by reason of this section shall be limited to the period during which the force majeure exists.

         14.3 NOTICE: The party claiming force majeure shall as soon as possible and in any event no later than five (5) Business Days after it becomes aware of the happening of the event causing the failure give notice to the other of the happening of the event causing the failure and shall furnish all reasonably available information detailing the cause or event and give an estimate of the period of time required to remedy the failure (if such remedy is deemed practicable). Failure to give such notice shall prevent the party from claiming that the event gives rise to force majeure until notice has been given.

         14.4 PRIOR OBLIGATIONS: No situation of force majeure pursuant to this section shall relieve either party of any duty or obligation under this agreement which relates to a period prior to the existence of the situation of force majeure and had arisen or been incurred prior to the existence of the situation of force majeure.

         14.5     SUSPENSION AND TERMINATION:

                  14.5.1 SUSPENSION: If an event beyond the Manager's reasonable control prevents the Manager from carrying out any obligations under this agreement, UBS Mangakahia may immediately suspend this agreement (or the relevant part of it), on providing written notice of such suspension to the Manager, and appoint a replacement manager. Such suspension shall continue until UBS Mangakahia is reasonably satisfied that the Manager is capable of resuming its responsibilities under this agreement. Notwithstanding that the agreement or part of it has been suspended, the Management Fees (and the Operating Costs as applicable where only part of the agreement is suspended and the Manager is still incurring Operating Costs) payable by UBS Mangakahia to the Manager will continue to be payable in full in accordance with the relevant provisions of this agreement as if this agreement (or part of it) had not been suspended.

                  14.5.2 TERMINATION - MANAGER: If an event beyond the Manager's reasonable control prevents the Manager from carrying out any obligation under this agreement for a continuous period of twenty (20) Business Days, then UBS Mangakahia may cancel this

Management Agreement                                                   Page 33

                           agreement immediately upon providing written notice to the Manager provided that prior to termination UBS Mangakahia must pay to the Manager reasonable out of pockets costs arising from the early termination of this agreement. The Manager must take all reasonable steps to minimise such costs. In that case, clauses
                           6.4 and 6.5 will apply.

                  14.5.3 TERMINATION - UBS MANGAKAHIA: If an event beyond UBS Mangakahia's reasonable control prevents UBS Mangakahia from carrying out any obligation under this agreement for a continuous period of 40 Business Days, then the Manager may cancel this agreement by giving 10 Business Days written notice to UBS Mangakahia. In that case clause 6.4 and 6.5 will apply.

15.      ASSIGNMENT

         15.1 CONSENT: This agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. The parties recognise that UBS Mangakahia has contracted for the Manager's services as provided in this agreement because of certain special and unique abilities of the Manager and that the Manager has agreed to provide such services due to special and unique characteristics of UBS Mangakahia. For this reason, a party may not assign its rights or transfer its obligations under this agreement to any other person or entity without the prior written consent of the other party. Such consent is not to be unreasonably or arbitrarily withheld.

         15.2 DEED: In the case of request for assignment the assignor shall obtain the execution by the proposed assignee of a deed of covenant to be prepared by the other party's solicitors at the assignor's costs whereby the proposed assignee covenants with the other party to observe and perform all the terms of this agreement to be observed and performed on the part of the assignor.

         15.3 FORESTRY RIGHT CONTEMPORANEOUS: For the avoidance of doubt, the parties agree that if requested by the Manager within five Business Days of being notified by UBS Mangakahia of its intention to transfer or assign its right or interest in the Forestry Right (in part or whole), UBS Mangakahia shall use its reasonable endeavours to persuade the proposed assignee/transferee to allow the Manager to continue to provide to the assignee/transferee management services in respect of the Plantation Assets of the type set out in this agreement on the terms set out in clause 9.2 of the Forestry Right.

16.      RESOLUTION OF DISPUTES

         In the event of a dispute arising between the parties in relation to this agreement the following provisions will apply.

         16.1 NEGOTIATE: A party claiming that a dispute has arisen concerning this agreement must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation in good faith. The parties will attend at least one meeting to discuss and attempt to resolve the dispute as a condition precedent to taking any other

Management Agreement                                                   Page 34

                  steps concerning the dispute (including but not limited to commencing any legal proceedings other than an application for injunctive relief). The attendees at such meeting will include the Managing Director of UBS Timber Investors (or nominee) and the Chief Executive Officer of Fletcher Challenge Forests Limited (or nominee). All discussions will be without prejudice and will not be referred to in any later proceedings.

         16.2 ARBITRATION: If the dispute cannot be resolved in accordance with clause 16.1 within ten (10) Business Days after the date of the notice referred to in clause 16.1, then any party may then require (by written notice to the other party) the dispute to be referred to arbitration. If this clause is invoked then the following shall apply.

                  16.2.1 ARBITRATION ACT: The dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) Business Days of written notice, or failing agreement, by the President of the New Zealand Law Society or its successor body, or any nominee of the President. In either case, the arbitrator must not be a person who has participated in any informal dispute resolution procedure in respect of the dispute. Any party may request the appointment of an expert to sit with the arbitrator but any such expert shall have an advisory role only and shall not have the authority to make a binding decision. Each of the parties may make submissions to the arbitrator as to the relevant skills and expertise of an appropriate expert, but the selection of an appropriate expert is ultimately at the arbitrator's sole discretion.

                  16.2.2 ARBITRATION IN NEW ZEALAND: The arbitration will take place in New Zealand.

                  16.2.3 AWARD FINAL: The award in the arbitration including any award by the arbitrator of costs will be final and binding on the parties.

                  16.2.4 AWARD OF INTEREST: The arbitrator may award interest upon any amount due and payable under his or her award at such rate and for such period as he or she considers just, down to the date of the award.

         16.3 PARTIES TO CONTINUE TO PERFORM: Subject to the provisions of clause 6.2, pending resolution of any dispute or difference, the parties shall continue to perform their respective obligations pursuant to the provisions of this agreement.

         16.4 INJUNCTIVE RELIEF: Nothing in this clause will prevent any party commencing any legal proceedings for injunctive relief.

17.      CONFIDENTIALITY

         Each party will maintain as confidential at all times, and will not at any time, directly or indirectly:

Management Agreement                                                   Page 35

         17.1     DISCLOSE: disclose or permit to be disclosed to any person;

         17.2     USE: use for itself; or

         17.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         17.4 LEGAL REQUIREMENT: subject to clause 17.10, as required by law or regulatory body (including any stock exchange);

         17.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the party disclosing or using that Confidential Information of any provision of this agreement;

         17.6     AUTHORISED: as authorised in writing by the other party;

         17.7 LENDERS AND UNDERWRITERS: as required to communicate and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for, the Manager or UBS Mangakahia, provided that the relevant party shall ensure compliance by such persons with this clause 17 and shall be liable for any breach of such obligations by such persons and, in the case of potential institutional lenders or underwriters, to procure the return of all such information if the lending to or underwriting is not consummated;

         17.8 AFFILIATES AND ADVISERS: as required to communicate and make disclosure to Affiliates of the parties or the parties' or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 17 and shall be liable for any breach of such obligations by such persons; or

         17.9 OTHER: to the extent reasonably required by this agreement (and, without limiting the effect of this clause, a party may disclose Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this agreement).

         17.10 CONSULTATION: In the event that one party (the first party) is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the other party (the second party) has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the first party as to timing and content of any such disclosure. In consulting with the second party, the first party shall act in good faith and give reasonable consideration to the second party's requests.

         17.11 MANAGER'S SAFEGUARDS: If reasonably requested by UBS Mangakahia, the Manager will document to the reasonable satisfaction of UBS Mangakahia the

Management Agreement                                                   Page 36

                  internal safeguards it will put in place to meet its confidentiality obligations under this clause 17.

18.      SEVERABILITY

         Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or unenforceability of such provision in any other jurisdiction.

19.      LIMITED RECOURSE

         The Manager undertakes and agrees as follows.

         19.1 UBS MANGAKAHIA'S ASSETS: The Manager will look only to the assets held by UBS Mangakahia or the benefit of any insurance maintained by UBS Mangakahia to satisfy the obligations or liabilities of UBS Mangakahia to the Manager hereunder or otherwise.

         19.2 LIMITATION OF LIABILITY: None of the Affiliates of UBS Mangakahia, direct or indirect holders of securities or debt of UBS Mangakahia, nor any of their respective officers, directors, or employees, shall be liable for the obligations of UBS Mangakahia to the Manager.

         19.3 NO ACTIONS OR PROCEEDINGS: The Manager shall not commence any action or proceeding against any of the persons referred to in sub clause 19.2 for the purpose of enforcing the obligations of UBS Mangakahia.

20.      APPLICABLE LAW

         20.1 NEW ZEALAND LAW: The law applicable to this agreement including all submissions to arbitration shall be the law of New Zealand and the parties irrevocably and unconditionally agree to submit to be and be bound by the jurisdiction of the courts and tribunals of New Zealand.

         20.2 NON EXCLUSIVE JURISDICTION: The submission to jurisdiction in clause 20.1 does not and is not to be construed to limit the rights of a party to take proceedings against the other party in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction, whether concurrently or not.

21.      NOTICES

         21.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this agreement shall be in writing. Any written notice required under this agreement must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  21.1.1   PERSONAL Delivery: delivered personally;

Management Agreement                                                   Page 37

                  21.1.2   DOMESTIC Post: sent by prepaid post; or

                  21.1.3   FACSIMILE: sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

                  UBS MANGAKAHIA: if to UBS Mangakahia to:

                  UBS Mangakahia Forest Venture Ltd
                  C/- UBS Warburg NZ Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For:       Michael Edgar
                  Facsimile: (09) 913 4751

                  With a copy to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road
                  West Lebanon
                  NH 03784
                  United States of America
                  For:       Peter Mertz
                  Facsimile: (001) 603 298 7620

                  and:

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02110
                  United States of America
                  For:       Jim Smith
                  Facsimile: (001) 617 832 7000

                  THE MANAGER: if to the Manager, to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:       Chief Executive Officer
                  Facsimile: (09) 571 9870

Management Agreement                                                   Page 38

                  With a copy to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:       Company Secretary
                  Facsimile: (09) 571 9872

         21.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this agreement, will be treated as received:

                  21.2.1 PERSONAL DELIVERY: if delivered personally, when left with an apparently responsible person at the recipient's address;

                  21.2.2 PREPAID POST: if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  21.2.3 REGISTERED POST: if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf; or

                  21.2.4 AIR COURIER DELIVERY: if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  21.2.5 FACSIMILE: if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

22.      COPIES OF NOTICES

         If a party is required by any term of this agreement to give a copy of a notice or other communication to a third party, the failure to give the copy of it to the third party will not affect the effectiveness of that notice or communication to a party.

23.      THIRD PARTY NOTICES

         Each party shall promptly provide to the other party a copy of every notice it receives from a third party in respect of the Plantation Assets to the extent that it is relevant to this agreement and/or the Related Agreements or any part thereof. Notwithstanding the above, the provisions of this clause shall not apply to any notice received by any party from any Affiliate of such party.

Management Agreement                                                   Page 39

24.      ENTIRE AGREEMENT

         This agreement together with the Sale and Purchase Agreement, Forestry Right, Infrastructure Agreement and Wood Supply Agreement contain the entire agreement between the parties in connection with the subject matter hereof and supersede and replace all prior negotiations, agreements or representations, whether oral or written, between them with respect thereto.

25.      MODIFICATION

         This agreement may not be amended or modified except by written agreement signed by the parties.

26.      WAIVER

         No provision of this agreement may be waived except in writing by the party granting the waiver and then only in the specific instance and for the specific purpose for which given.

27.      COUNTERPARTS

         27.1 GENERAL: This agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute only one and the same agreement.

         27.2 FACSIMILE EXCHANGE: The parties acknowledge that this agreement may be executed on the basis of any exchange of facsimile copies and confirm that their respective execution of this agreement by such means shall be a valid and sufficient execution. The parties acknowledge that any execution of this agreement by facsimile will be followed by execution of the engrossments of this agreement.

28.      FURTHER ASSURANCES

         The parties shall execute and deliver such further and other documents and instruments and do such other things as may be reasonably necessary to implement and carry out the intent and purpose of this agreement.

29.      COSTS

         Except as expressly provided elsewhere in this agreement, each party is to bear its own costs in connection with the preparation, negotiation and execution of this agreement and the Related Agreements and other documentation contemplated by this agreement.

30.      NO PARTNERSHIP

         None of the provisions of this agreement are deemed to constitute a partnership or joint venture between the parties and neither party has any authority to bind or to pledge the credit of the other party in any way except as expressly provided in this agreement.

                        [SPACE INTENTIONALLY LEFT BLANK]

Management Agreement                                                   Page 40

In witness of which this management agreement has been executed.

SIGNED on behalf of
FLETCHER CHALLENGE FORESTS
INDUSTRIES LIMITED
By:

__________________________________________   __________________________________________
Full name of director/authorised signatory   Signature of director/authorised signatory

__________________________________________   __________________________________________
Full name of director/authorised signatory   Signature of director/authorised signatory

WITNESS:
(if other than two directors sign)

__________________________________________
Signature of witness

__________________________________________
Full name of witness

__________________________________________
Occupation of witness

__________________________________________
Address of witness

Management Agreement                                                   Page 41

SIGNED by UBS MANGAKAHIA FOREST VENTURE LTD
by:

_______________________________           _________________________________
Full name of attorney                     Signature of attorney

WITNESS:
(if other than two directors sign)

__________________________________________
Signature of witness

__________________________________________
Full name of witness

__________________________________________
Occupation of witness

__________________________________________
Address of witness

                                FIRST SCHEDULE

                               PLANTATION ASSETS

A.       Trees

B.       The rights conferred to UBS Mangakahia under the Forestry Right

C.       Improvements

D.       Stands

                                  APPENDIX I

                                FORESTRY RIGHT

                                   APPENDIX II

            UNDERTAKING FROM FLETCHER CHALLENGE INDUSTRIES LIMITED

In consideration of UBS Mangakahia Forest Venture Ltd entering into the Management Agreement ("the Agreement") with Fletcher Challenge Forests Industries Limited, Fletcher Challenge Industries Limited agrees to grant a guarantee to UBS Mangakahia Forest Venture Ltd of Fletcher Challenge Forests Industries Limited's obligations and liability under the Agreement and the Related Agreements in the form attached and undertakes to UBS Mangakahia Forest Venture Ltd that during the term of the Forestry Right Fletcher Challenge Industries Limited shall:

1. ensure that Fletcher Challenge Industries Limited maintains net assets in any year of the Forestry Right in an amount not less than $200 million;

2. provide to UBS Mangakahia Forest Venture Ltd a copy of the audited financial statements of Fletcher Challenge Forests Limited and its group, as soon as they become available for release;

3. provide to UBS Mangakahia Forest Venture Ltd a certificate from the Chief Financial Officer of Fletcher Challenge Forests Limited, issued no later than five months after the end of the financial year of Fletcher Challenge Forests Limited, confirming that as at the end of that financial year the net assets of Fletcher Challenge Industries Limited are no less than $200 million;

4. no later than the end of December in each year provide to UBS Mangakahia Forest Venture Ltd a copy of the unaudited financial statements of Fletcher Challenge Industries Limited.

5. Fletcher Challenge Industries Limited represents and warrants to UBS Mangakahia on execution and delivery of this undertaking and the guarantee given under this undertaking that this undertaking and the guarantee given under this undertaking:

         (a) will have been validly authorised by all necessary action on the part of Fletcher Challenge Industries Limited;

         (b)      will not contravene any law binding on it;

         (c)      will not contravene its incorporation documents;

         (d) will not contravene the provisions of or constitute a default under any other agreement to which it is a party;

         (e) will constitute legal, valid and binding obligations enforceable against Fletcher Challenge Industries Limited in accordance with their respective terms;

         and that Fletcher Challenge Industries Limited will have and continue to have the necessary corporate powers to enter into this undertaking and the guarantee given under this undertaking and perform its obligations under this undertaking and the guarantee given under this undertaking.

All calculations of net assets required to be carried out pursuant to this undertaking must be made using those accounting principles used for the preparation of the financial statements of Fletcher Challenge Forests Limited

Capitalised terms have the meaning ascribed to them in the Agreement.

EXECUTED AS A DEED by Fletcher Challenge Industries Limited by:

__________________________________________   __________________________________________
Full name of director/authorised signatory   Signature of director/authorised signatory

__________________________________________   __________________________________________
Full name of director/authorised signatory   Signature of director/authorised signatory

Witness:
(if other than two directors sign)

__________________________________________
Signature of witness

__________________________________________
Full name of witness

__________________________________________
Occupation of witness

__________________________________________
Address of witness

DEED OF GUARANTEE AND INDEMNITY

BETWEEN

FLETCHER CHALLENGE INDUSTRIES LIMITED

AND

UBS MANGAKAHIA FOREST VENTURE LTD

                                                   [SIMPSON GRIERSON LOGO]

                               TABLE OF CONTENTS

1.   INTERPRETATION............................................    1
2.   GUARANTEE.................................................    2
3.   LIABILITY NOT TO BE AFFECTED..............................    3
4.   PAYMENTS..................................................    4
5.   SUSPENSION OF RIGHTS......................................    5
6.   REPRESENTATIONS AND WARRANTIES............................    6
7.   UNDERTAKINGS..............................................    6
8.   COSTS.....................................................    7
9.   RELEASE...................................................    7
10.  SET-OFF...................................................    7
11.  NOTICES...................................................    7
12.  CURRENCY INDEMNITY........................................    9
13.  GENERAL...................................................   10
14.  CONFIDENTIALITY...........................................   11

GUARANTEE AND INDEMNITY dated the                                  2003

PARTIES

1.       FLETCHER CHALLENGE INDUSTRIES LIMITED ("Guarantor")

2.       UBS MANGAKAHIA FOREST VENTURE LTD ("Beneficiary")

THIS DEED WITNESSES:

1.       INTERPRETATION

         In this Guarantee, unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "BUSINESS DAY" means a day on which registered banks are open for banking business in Auckland, excluding Saturdays, Sundays and public holidays;

                  "CONFIDENTIAL INFORMATION" means any information disclosed by the Guarantor to the Beneficiary on the express basis that such information is confidential;

                  "DEBTOR" means Fletcher Challenge Forests Industries Limited;

                  "DEFAULT INTEREST RATE" means default interest rate as that term is defined in clause 1 of an agreement for sale and purchase of trees between the Debtor and Teal 4 Limited dated 15 January 2003 ("Agreement");

                  "GUARANTEE" means this guarantee and indemnity;

                  "GUARANTEED MONEY" means all money which the Debtor presently is, or at any time becomes, actually or contingently liable to pay to the Beneficiary under the Agreement and any of the Related Agreements;

                  "GUARANTEED OBLIGATIONS" means all obligations (whether present or future) of the Debtor to the Beneficiary under the Agreement and any of the Related Agreements;

         1.2      GENERAL:

                  (a) words denoting the singular include the plural and vice versa;

                  (b)      words denoting any gender includes all genders;

                  (c) references to any document (however described) will include references to that document as modified, varied, novated, supplemented or replaced from time to time;

                  (d) headings and the table of contents are for convenience only and will not affect interpretation; and

                  (e) capitalised terms not defined in this Guarantee shall have the meaning ascribed to them in the Agreement.

2.       GUARANTEE

         2.1 GUARANTEE: The Guarantor guarantees to the Beneficiary the due and punctual payment by the Debtor of the Guaranteed Money and the due and punctual performance of the Guaranteed Obligations.

         2.2 PAYMENT ON DEFAULT: If the Debtor defaults in the due and punctual payment of any of the Guaranteed Money, the Guarantor will pay that money to the Beneficiary on demand.

         2.3 PRINCIPAL DEBTOR: The Guarantor's obligations under this Guarantee are:

                  (a) principal obligations and may be enforced against the Guarantor without the Beneficiary being required to exhaust any remedy it may have against the Debtor or to enforce any security the Beneficiary may hold with respect to the Guaranteed Money; and

                  (b)      unconditional and irrevocable.

         2.4 CONTINUING GUARANTEE: This Guarantee is a continuing guarantee for the Guaranteed Money. It is not discharged by any payment or anything else, and remains in full force until the Beneficiary has executed and delivered a release to the Guarantor.

         2.5 REINSTATEMENT: If any payment received by the Beneficiary on any account of the Guaranteed Money is or may be avoided by law (despite a release having been executed and delivered by the Beneficiary):

                  (a) the Guarantor's obligation to have made such payment will be deemed not to have been affected or discharged under this Guarantee or any other security given to the Beneficiary; and

                  (b) the Beneficiary and the Guarantor will, in any such case, be deemed to be restored to the position in which each would have been, and will be entitled to exercise the rights they respectively would have had, if that payment had not been made.

3.       LIABILITY NOT TO BE AFFECTED

         The liability of the Guarantor under this Guarantee shall not be abrogated, prejudiced or affected by any of the following:

         3.1 GRANTING OF TIME ETC: the granting of time, credit or any indulgence or other concession to the Debtor or the Guarantor or any other guarantor of the Debtor or to any other person by the Beneficiary;

         3.2 FAILURE TO DEMAND: any failure by the Beneficiary to present, demand or give notice in respect of any negotiable instrument;

         3.3 COMPOUNDING ETC: any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any agreements, securities, documents of title, assets, or of the rights of the Beneficiary against the Debtor or the Guarantor or any other person;

         3.4 ACTS OR OMISSIONS: anything done or omitted or neglected to be done by the Beneficiary in exercise of the authorities, powers and discretions vested in the Beneficiary by this Deed;

         3.5 SECURITY OR LAW: any security or law or any other dealing, matter or thing which but for this provision might operate to abrogate, prejudice or affect the Guarantee (it being the intention of the parties that the Guarantee and obligations of the Guarantor shall be absolute and unconditional in any and all circumstances);

         3.6 OTHER LIABILITY CEASING: the liability of any other guarantor of the Debtor or any other person ceasing from any cause whatsoever (including release or discharge by the Beneficiary);

         3.7 JOINT OR SIMILAR GUARANTEES: any other person joining in this or giving any similar Guarantee and/or indemnity;

         3.8 LIQUIDATION OF DEBTORS ETC: the liquidation or bankruptcy of the Debtor or any other guarantor of the Debtor or any other person;

         3.9 INCOMPETENCE OF OTHERS ETC: any other guarantor of the Debtor or any other person being incompetent to give any other Guarantee or any collateral security or failing to become legally bound in whole or in part under any of them respectively;

         3.10 SECURITIES VOID ETC: any security from time to time held or taken in respect of the indebtedness or obligations of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to the Beneficiary being void, defective or informal or being released, partially released, discharged, partially discharged or varied in any way;

         3.11 FAILURE TO PROVIDE SECURITY: failure of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to provide any security which has been stipulated by the Beneficiary;

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                                                                          Page 4

         3.12 VARIATIONS: any variation of this Guarantee and Indemnity and/or any other Guarantee and/or indemnity given in relation to any of the Guaranteed Money and/or any of the Guaranteed Obligations;

         3.13 FAILURE TO GUARANTEE ETC: any person intended to Guarantee payment of the Guaranteed Money and/or performance of the Guaranteed Obligations failing or refusing to do so;

         3.14 CLAIMS: any claim that the Beneficiary has not fully realised all securities held by it in respect of the Guaranteed Money and/or the Guaranteed Obligations or has not realised any of such securities in a manner so as to maximise their realisable value; or

         3.15     OTHER MATTERS: any other matter or thing whatsoever.

4.       PAYMENTS

         4.1 PAYMENT: The Guarantor will make each payment to the Beneficiary under this Guarantee in funds which are freely transferable and immediately available for disbursement on the day of payment.

         4.2 NO DEDUCTIONS: All payments by the Guarantor to the Beneficiary under this Guarantee will be made free of any restriction or condition and, except to the extent required by law, without deduction or withholding of any nature whether by way of set-off, counterclaim or otherwise.

         4.3      GROSS UP: If:

                  (a) the Guarantor is required by law to make any deduction or withholding from any amount paid or payable by it to the Beneficiary under this Guarantee; or

                  (b) the Beneficiary is required by law to make any deduction, withholding, or payment on, or calculated by reference to, any amount received or receivable by it under this Guarantee for or on account of tax (except on account of tax on overall net income of the Beneficiary) or otherwise, then the amount payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made will be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Beneficiary receives and retains (free from any liability in respect of any such deduction, withholding or payment) a net amount equal to the amount which it would have received and so retained had no such deduction, withholding or payment been required to be made.

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                                                                          Page 5

         4.4      NOTIFY BENEFICIARY: The Guarantor will:

                  (a) notify the Beneficiary immediately if it is required to make any deduction or withholding;

                  (b) ensure that such deduction or withholding does not exceed the legal minimum; and

                  (c) pay the amount required to be deducted or withheld to the applicable taxation or other authority before the date on which penalties attach.

         4.5 TAX RECEIPTS: The Guarantor will deliver to the Beneficiary promptly, on receipt, a copy of the receipt issued by the applicable taxation or other authority or other evidence satisfactory to the Beneficiary evidencing that such deduction or withholding has been made.

         4.6 INTEREST: The Guarantor will pay to the Beneficiary on demand interest on all amounts payable by the Guarantor from the due date to the date of actual receipt by the Beneficiary. Such interest will accrue and be calculated on a daily basis (after as well as before judgment) at the Default Interest Rate. Interest will be compounded at monthly intervals.

5.       SUSPENSION OF RIGHTS

         5.1 Until the Guaranteed Money has been paid and discharged in full, the Guarantor will not, without the consent of the
                  Beneficiary:

                  (a) take any steps to enforce a right or claim against the Debtor in respect of any money paid by the Guarantor to the Beneficiary under this Guarantee; or

                  (b) have or exercise any rights in competition with the Beneficiary (including any right of subrogation or indemnity).

         5.2 BENEFICIARY AUTHORISED TO PROVE: Until the Beneficiary shall have received one hundred cents in the dollar in respect of the indebtedness of the Debtor in relation to the Guaranteed Money, the Guarantor authorises the Beneficiary to:

                  (a) prove or claim for all money which the Guarantor has paid or are otherwise owing to the Guarantor and have not been repaid by the Debtor or any other guarantor of the Debtor or any other person; and

                  (b) retain and to carry to a suspense account and appropriate at the discretion of the Beneficiary any amount received.

         5.3 GUARANTOR'S WAIVER OF RIGHTS: So far as is necessary to give effect to anything contained or implied in this Guarantee and to ensure that the whole of the Guaranteed Money and Guaranteed Obligations are paid or satisfied or performed in full, the Guarantor waives in favour of the Beneficiary all rights whatever against the Beneficiary, the Debtor, any other guarantor of the Debtor or any other person or their or its estate and assets. Such waiver extends to and includes rights of subrogation, contribution and marshalling.

6.       REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS: The Guarantor represents and warrants to the Beneficiary that:

                  (a) the Guarantor has taken all necessary corporate action to authorise the performance of, and compliance with, its obligations under this Guarantee; and

                  (b) the Guarantor has not taken any security interest or benefit from the Debtor for or in consideration of assuming the obligations contained under this Guarantee or any part of them.

                  (c) the Guarantor is solvent and able to pay the Guarantor's indebtedness as it falls due.

         6.2 NO RELIANCE: The Guarantor confirms that it has not executed this Guarantee as a result of or in reliance on any promise, representation, statement or information of any kind or nature whatever given by the Beneficiary.

         6.3 NO DISCLOSURE: Subject to the Agreement and the Related Agreements, the Guarantor confirms that the Beneficiary was not, before execution of this Guarantee and is not in the future, liable to do anything (including disclosing any information to the Guarantor) relating to the affairs of the Debtor or any transactions of the Debtor with the Beneficiary.

         6.4 CONTINUING: The representations and warranties in this clause 6 will be deemed to be repeated continuously at all times during which this Guarantee remains in effect by reference to the facts and circumstances then existing.

7.       UNDERTAKINGS

         The Guarantor will:

         7.1 INFORMATION: provide the Beneficiary within five Business Days of receiving a reasonable request from the Beneficiary with such information relating to its financial condition, business, assets or affairs as is relevant to the performance of its obligations under this Guarantee provided however that the Guarantor is under no obligation to provide information that it considers, in its absolute discretion, disclosure of which would be a breach of any applicable Stock Exchange Listing Rules; and

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                                                                          Page 7

         7.2 PROCEEDINGS: give the Beneficiary prompt notice of any litigation, or proceedings affecting it or any of its business, assets or affairs.

8.       COSTS

         The Guarantor will pay the Beneficiary on demand for all reasonable costs and expenses (including reasonable legal costs) in connection with:

         8.1      ENFORCEMENT: the enforcement of this Guarantee; and

         8.2 AMENDMENT ETC: any amendment to, or any consent, waiver or release of this Guarantee requested by the Guarantor.

9.       RELEASE

         The Beneficiary will not be obliged to execute a release of this Guarantee unless it is satisfied that:

         9.1 Guaranteed Money Paid: all of the Guaranteed Money has been paid; and

         9.2 NO PAYMENT AVOIDED: no payment affecting or relating to the Guaranteed Money is or may be avoided under any law relating to insolvency or otherwise.

10.      SET-OFF

         The Beneficiary is authorised to apply (without prior notice or demand) any credit balance of the Guarantor on any account or any money owed by the Beneficiary to the Guarantor towards satisfaction of the Guaranteed Money or any money due and unpaid by the Guarantor to the Beneficiary under this Guarantee.

11.      NOTICES

         11.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this Guarantee shall be in writing. Any written notice required under this Guarantee must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  (a)      delivered personally;

                  (b)      sent by prepaid post; or

                  (c)      sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

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                                                                          Page 8

                  BENEFICIARY:  If to the Beneficiary to:

                  UBS Mangakahia Forest Venture Ltd
                  C/- UBS Warburg New Zealand Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For:       Michael Edgar
                  Facsimile: (09) 913 4751

                  With a copy to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road
                  West Lebanon
                  NH 03784
                  United States of America
                  For:       Peter Mertz
                  Facsimile: (001) 603 298 7620

                  And with a copy to:

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02210
                  United States of America
                  For:       Jim Smith
                  Facsimile: (001) 617 832 7000

                  GUARANTOR: If to the Guarantor, to:

                  Fletcher Challenge Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:       The Chief Executive Officer
                  Facsimile: (09) 571 9870

                  With a copy to:

                  Fletcher Challenge Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland

                  For:       The Company Secretary
                  Facsimile: (09) 571 9872

         11.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this Guarantee, will be treated as received:

                  (a) if delivered personally, when left with an apparently responsible person at the recipient's address;

                  (b) if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  (c) if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf; or

                  (d) if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  (e) if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

         11.3 COPIES OF NOTICES: If a party is required by any term of this Guarantee to give a copy of a notice or other communication to a third party, the failure to give the copy of it to a third party will not affect the effectiveness of that notice or communication to a party.

12.      CURRENCY INDEMNITY

         If, at any time and for any reason, an amount payable by the Guarantor under or in respect of this Guarantee ("Relevant Amount") is converted into and received by the Beneficiary in a currency ("Payment Currency") other than the contractual currency of payment under the Agreement ("Contractual Currency") then the Guarantor will indemnify the Beneficiary and will hold the Beneficiary harmless against, and will pay the Beneficiary on demand the amount certified by the Beneficiary as being the amount required to compensate it for, the loss suffered as a result of any discrepancy between:

         12.1 CONTRACTUAL CURRENCY RECEIVED: the amount of the Contractual Currency which the Lender receives on converting the amount it receives in the Payment Currency into an amount in the Contractual Currency in accordance with its usual practice; and

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                                                                         Page 10

         12.2     RELEVANT AMOUNT: the Relevant Amount in the Contractual
                  Currency.

13.      GENERAL

         13.1 CERTIFICATE: The certificate of the Beneficiary as to any amount or fact which might reasonably be expected to be within the Beneficiary's knowledge will be prima facie evidence of such matter or fact.

         13.2 SEVERABILITY: Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guarantee or affecting the validity or unenforceability of such provision in any other jurisdiction.

         13.3 DELAY: No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by the Beneficiary in exercising all or any of its rights, remedies and powers or concerning any breach of any of the Guarantor's obligations under this Guarantee is to:

                  (a) operate as a waiver of or prevent the subsequent enforcement of any such rights, remedies, powers or obligations; or

                  (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence of, or a waiver of, any subsequent or other breach.

         13.4 MODIFICATION: This Guarantee may not be amended or modified except by written agreement signed by the parties.

         13.5 WAIVER: Any consent, waiver or acknowledgement by the Beneficiary under this Guarantee must be in writing and any such consent, waiver or acknowledgment shall only be effective in the specific instance and for the specific purpose given.

         13.6 ADDITIONAL TO OTHER SECURITIES: This Guarantee is in addition to and not in substitution for any other security, undertaking or right which the Beneficiary may now or subsequently have in respect of the Guaranteed Money and/or the Guaranteed Obligations. This Guarantee may be enforced against the Guarantor or any other Guarantor of the Debtor without first having recourse to any such securities, undertaking or rights and without taking any steps or proceedings against the Debtor. It may be enforced notwithstanding that any other security, undertaking or right may be in whole or in part unenforceable by reason of any rule of law or equity and notwithstanding any laches, acts, omissions or delays on the part of the Beneficiary.

         13.7     APPLICABLE LAW:

                  (a) The law applicable to this Guarantee shall be the law of New Zealand and the parties irrevocably and unconditionally agree to submit to and be bound by the jurisdiction of the courts and tribunals of New Zealand.

                  (b) The submission to jurisdiction in clause 13.7(a) does not (and is not to be construed to) limit the rights of the Beneficiary to take proceedings against the Guarantor in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction whether concurrently or not.

14.      CONFIDENTIALITY

         The Beneficiary will maintain as confidential at all times, and will not at any time, directly or indirectly:

         14.1     DISCLOSE: disclose or permit to be disclosed to any person;

         14.2     USE: use for itself; or

         14.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         14.4 LEGAL REQUIREMENT: subject to clause 14.10, as required by law or regulatory body (including any stock exchange);

         14.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the Beneficiary of any provision of this deed;

         14.6     AUTHORISED: as authorised in writing by the Guarantor;

         14.7 LENDERS AND UNDERWRITERS: as required to communicate with and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for the Beneficiary provided that the Beneficiary shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons, and in the case of potential institutional lenders or underwriters, to return all such information if the lending to or underwriting is not consummated;

         14.8 AFFILIATES AND ADVISERS: as required to communicate with and make disclosure to Affiliates of the Beneficiary or the Beneficiary's or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this deed, the Agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons; or

         14.9 OTHER: to the extent reasonably required by this deed (and, without limiting the effect of this clause, the Beneficiary may disclose